Exhibit 10.1

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested Under

17 C.F.R. Sections 200.80(b)(4) and 240.24b-2

COLLABORATION AND LICENSE AGREEMENT

BETWEEN

TRIUS THERAPEUTICS, INC.

AND

BAYER PHARMA AG

July 26, 2011

-i-	***Confidential Treatment Requested

-ii-

Table of Contents

(continued)

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COLLABORATION AND LICENSE AGREEMENT

THIS COLLABORATION AND LICENSE AGREEMENT (the “Agreement”) is entered into as of July 26, 2011 (the “Effective Date”), by and between TRIUS THERAPEUTICS, INC., a corporation organized under the laws of the State of Delaware, USA (“Trius”), having an address of 6310 Nancy Ridge Drive, Suite 105, San Diego, CA 92121, USA, and BAYER PHARMA AG, a company organized under the laws of Germany (“Bayer”), having its principal offices at Muellerstraße 178, D-13353 Berlin, Germany.

RECITALS

WHEREAS, Trius owns or has licensed certain patent rights, know-how and other intellectual property relating to torezolid phosphate, or TR-701, and is developing TR-701 for the treatment or prevention of acute bacterial skin and skin structure infections and other gram-positive bacterial infections;

WHEREAS, Bayer is engaged in the research, development and commercialization of pharmaceutical products;

WHEREAS, Bayer desires to obtain from Trius, and Trius is willing to grant to Bayer, an exclusive license to develop and commercialize Product in the Field in the Bayer Territory (each as hereinafter defined), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Trius is conducting, and plans to conduct in the future, Phase 3 Trials (defined below) and such other development activities with respect to Product as are necessary to complete and submit to the U.S. Food and Drug Administration a New Drug Application for Product in the United States of America for the Core Indications (defined below); and

WHEREAS, U.S. Food and Drug Administration approval of a New Drug Application for Product is or may be necessary for registration of Product in countries of the Bayer Territory, and, accordingly, the parties desire to collaborate in those development and registration activities with respect to Product in the United States of America as are necessary for registration of Product in countries of the Bayer Territory, in each case, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

Now, Therefore, in consideration of the foregoing premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	DEFINITIONS

1.1 “ABSSSI” shall mean acute bacterial skin and skin structure infections (or the equivalent indication in any regulatory jurisdiction in the Bayer Territory).

1.2 “Additional Indication” shall mean any indication in the Field, other than the Core Indications.

1.

1.3 “Affiliate” shall mean any company or entity controlled by, controlling, or under common control with a party hereto. For the purpose of this definition, a business entity shall be deemed to “control” another business entity, if it (i) owns directly or indirectly, more than 50% of the outstanding voting securities, capital stock, or other comparable equity or ownership interest of such business entity having the power to vote on or direct the affairs of such business entity, as applicable (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), or (ii) possesses, directly or indirectly, the power to direct or cause the direction of the policies and management of such business entity, as applicable, whether by the ownership of stock, by contract or otherwise.

1.4 “Bacteremia” shall mean infectious endocarditis and/or bacteremia (or, in each case, the equivalent indication in any regulatory jurisdiction in the Bayer Territory).

1.5 “Bayer Development Plan” shall have the meaning set forth in Section 4.1(c).

1.6 “Bayer Domain Names” shall mean any domain name identical or similar with the Bayer Product Marks under any ccTLD (country code Top Level Domain) and gTLD (generic Top Level Domain) address area.

1.7 “Bayer FTE Rate” shall mean the rate for each FTE per year in such country or region as set out in Exhibit A hereto. Bayer shall adjust the relevant Bayer FTE Rate for each calendar year commencing with the year 2012 to reflect any year-to-year increase in the consumer price index applicable to the respective country or region (“Country CPI” – based on a cumulative index of Country CPI numbers starting on the Effective Date to the date of the calculation of the relevant Bayer FTE Rate). Bayer shall notify Trius of any adjustment of any of the Bayer FTE Rates for any year on or before December 1 of the preceding year.

1.8 “Bayer Global Development Costs” shall mean: (i) all internal costs, calculated on the basis of the Bayer FTE Rate, incurred by Bayer in conducting Global Development Plan activities contracted to Bayer pursuant to Section 4.1(b)(i) or 4.1(b)(ii); and (ii) all reasonable amounts paid by Bayer to Third Parties for JSC-approved subcontracting of such Global Development Plan activities contracted to Bayer, not to exceed the maximum amounts approved by the JSC pursuant to Section 4.1(b)(i) or 4.1(b)(ii).

1.9 “Bayer Invention” shall mean any Invention made solely by one or more employees or contractors of Bayer and/or its Affiliates.

1.10 “Bayer Know-How” shall mean all Information that: (a) is generated or acquired by or on behalf of Bayer, its Affiliates and Sublicensees during the Term pursuant to this Agreement in developing, obtaining or maintaining Regulatory Approval for, manufacturing or commercializing Compound or Product and thus comes within the Control of Bayer and/or its Affiliates; or (b) is otherwise Controlled by Bayer and/or its Affiliates during the Term and is used by Bayer or its Affiliate or Sublicensee in developing, obtaining or maintaining Regulatory Approval for, manufacturing or commercializing Compound or Product in the Field. For the avoidance of doubt, Bayer Know-How excludes Information regarding technologies that Bayer (or its Affiliate or Sublicensee) does not actually use in developing, obtaining or maintaining Regulatory Approval for, manufacturing or commercializing Compound or Product.

2.

1.11 “Bayer Patents” shall mean all Patents Controlled by Bayer and/or its Affiliates as of the Effective Date or during the Term that generally or specifically claim or cover Bayer Know-How. For the avoidance of doubt, Bayer Patents exclude Patents claiming or covering technologies that Bayer (or its Affiliate or Sublicensee) does not actually use in developing, obtaining or maintaining Regulatory Approval for, manufacturing or commercializing Compound or Product.

1.12 “Bayer Product Marks” shall mean any trademark Controlled by Bayer and used in connection with the marketing and sale or distribution of the Product in the Bayer Territory.

1.13 “Bayer Technology” shall mean the Bayer Know-How and Bayer Patents.

1.14 “Bayer Territory” shall mean the countries set forth on Exhibit B.

1.15 “Business Day” shall mean a day other than a Saturday, Sunday or any day on which commercial banks located in San Diego, California, Leverkusen, Germany, and/or Berlin, Germany, are authorized or obligated by law to be closed.

1.16 “CCDS” shall have the meaning provided in Section 4.5(a).

1.17 “C.F.R.” shall mean the United States Code of Federal Regulations.

1.18 “cGCP” shall mean current good clinical practices, as set forth in 21 C.F.R. Parts 50, 54, 56, 312 and 314 and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.

1.19 “cGLP” shall mean current good laboratory practices, as set forth in 21 C.F.R. Part 58 and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.

1.20 “cGMP” shall mean the current good manufacturing practices and standards for the production of drugs and finished pharmaceuticals, as set forth in 21 C.F.R. Parts 210 and 211 and as interpreted by relevant ICH guidelines; in each case, as amended from time to time.

1.21 “Clinical Material Cost” shall mean, with respect to Product or comparator drug for use in Global Development Plan activities or Bayer Development Plan activities, as applicable, reasonable and documented internal and external costs and expenses incurred by Trius or for its account on or after the Effective Date that are attributable to the purchase and blinding of comparator drug, and the packaging, labeling, shipping, importation and storage of Product and/or comparator drug, calculated in accordance with U.S. GAAP, consistently applied. For clarification, Clinical Material Cost excludes any and all costs included in Enabling Study Costs.

1.22 “CMC” shall mean chemistry, manufacturing and controls information.

1.23 “Commercially Reasonable Efforts” shall mean with respect to any obligation of the parties under this Agreement to perform any specified activity in connection with the

3.

development, registration, manufacture or commercialization of Compound and Product or otherwise, the level of efforts that a pharmaceutical company of similar size and situation in the exercise of its reasonable business judgment would commonly devote to compounds or products of similar market potential, resulting from their own research efforts, at a similar stage in development or product life taking into account issues of patent coverage, measures of relative safety and efficacy, Product profile, the competitiveness of the marketplace, the proprietary position of the Product, the regulatory structure involved, the relative profitability of the Product, and other relevant factors, including without limitation, comparative technical, legal, scientific, and/or medical factors.

1.24 […***…]

1.25 “Compound” shall mean: (a) torezolid, also known as TR-700, (b) Trius’ proprietary second-generation oxazolidinone, torezolid phosphate, also known as TR-701; or (c) any other oxazolidinone derivative, the composition of matter, manufacture, use, importation, sale or offer for sale of which is within the scope of the patent(s) and/or patent application(s) listed in Exhibit C hereto.

1.26 “Confidential Information” shall have the meaning provided in Section 9.1.

1.27 “Control” shall mean, with respect to any Information, Patents or other intellectual property rights, possession by a party of the right, power and authority (whether by ownership, license or otherwise) to grant access to, to grant use of, or to grant a license or a sublicense to such Information, Patents or intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party.

1.28 “Core Indications” shall mean ABSSSI and Pneumonia.

1.29 “Cost of Goods Sold” or “COGS” shall mean, solely with respect to Product for commercial distribution: (i) in the case of bulk Compound or bulk or finished Product supplied by a Third Party, payments made by a party to such Third Party for such Compound or Product, plus reasonable internal (calculated at the Trius FTE Rate or Bayer FTE Rate(s), as applicable) and external costs and expenses of quality assurance, quality control and transportation of such Compound or Product; or (ii) in the case of bulk Compound or bulk or finished Product manufactured by a party or its Affiliate, such party’s or its Affiliate’s documented cost of goods sold, defined and calculated in accordance with U.S. GAAP or IFRS (as applicable), consistently applied, of Product shipped in either bulk or finished form (as applicable). These costs include:

(a) standard unit cost of Product, consisting of direct materials, direct labor, and production overhead directly attributable to Product, at standard. Production overhead means a party’s internal allocation, based on direct project headcount or other generally accepted activity based accounting methods, of indirect overhead costs associated with such party’s (or its operating unit’s(s’), as applicable) manufacture, formulation, filling, packaging, inspection, labeling, testing, release and shipping of Product. For clarification, Exhibit G (Definition of

4.	*** Confidential Treatment Requested

Cost of Goods) attached hereto provides additional detail regarding the calculation of “standard unit cost” for Product supplied by or on behalf of Trius; and

(b) cost variances, consisting of direct materials variances, including material usage variances and purchase price variances, direct labor variances, and production overhead variances, including variable and fixed production overhead spending variances.

For clarification, COGS shall exclude costs and charges related to or caused by (1) unused manufacturing capacity, (2) amortization of property, plant, and equipment not specifically related to manufacturing of Product and (3) allocation of general corporate overhead. All defined and undefined terms used in this definition will be construed in accordance with, U.S. GAAP or IFRS, as applicable, consistently applied throughout the organization of a party or its Affiliate, and consistent with generally accepted methods for activity-based accounting.

1.30 “CPP” shall have the meaning provided in Section 4.1(b)(i) below.

1.31 “Current Formulations” shall mean the oral and intravenous formulations of Product to be evaluated in the Trius Clinical Protocol No. TR701-113 referred to in Section 1.76 below.

1.32 “Data” shall mean any and all results of research, preclinical studies, including in vitro and in vivo studies, clinical trials and other testing of any Compound or Product conducted by or on behalf of a party either before or during the Term, and any and all other data generated by or on behalf of a party related to the development, manufacture or commercialization of any Compound or Product, including biological, chemical, pharmacological, toxicological, pharmacokinetic, clinical, CMC, analytical, quality control, and other data, results and descriptions.

1.33 “Dong-A” shall mean Dong-A Pharmaceutical Co., Ltd., a company organized under the laws of Korea, having an address of 252, Yongdu-dong, Dongdaemun-ku, Seoul 130-708, Korea, or its successors in interest.

1.34 “Dong-A Agreement” shall mean that certain License Agreement relating to Compound between Trius (f/k/a Rx3 Pharmaceuticals, Inc.) and Dong-A dated as of January 31, 2007, as amended.

1.35 “EMA” shall mean the European Medicines Agency, or any successor agency thereto in the European Union.

1.36 “Enabling Studies” shall mean the non-clinical studies, Phase 1 Trials and CMC work contemplated by the Global Development Plan.

1.37 “Enabling Study Costs” shall mean the internal and external costs and expenses incurred by Trius or for its account on or after the Effective Date that are attributable to the performance of Enabling Studies pursuant to the Global Development Plan. Enabling Study Costs shall include the following, in each case to the extent attributable to Enabling Studies: (i) […***…]

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[…***…]; and (ii) […***…].

1.38 “Exclusive License” shall have the meaning provided in Section 2.1.

1.39 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto in the U.S.

1.40 “Field” shall mean the treatment and/or prevention of any disease or disorder.

1.41 “First Commercial Sale” shall mean, with respect to any Product, the first sale by Bayer, an Affiliate or Sublicensee for end use or consumption of such Product in a country after the governing Regulatory Authority of such country has granted Regulatory Approval. Furthermore, sales of Product for compassionate use, named patient use, clinical trial purposes or other similar uses will not constitute a First Commercial Sale.

1.42 “FTE” shall mean the equivalent of a full-time employee’s work time over a 12-month period (including normal vacations, sick days and holidays), expressed as a total number of labor hours per year, which, in the case of either party, shall be the number used by such party throughout its accounting system.

1.43 “Generic Version” shall mean, with respect to a Product containing a particular Compound being sold by Bayer, its Affiliate and/or a Sublicensee in a country, a product sold by a Third Party (excluding a Sublicensee) that: (a) contains such Compound; and (b) has received marketing approval from the Regulatory Authority in such country by reference to Bayer’s, its Affiliate’s or a Sublicensee’s Regulatory Approval for such Product in such country.

1.44 “Global Development Costs” shall mean Trius Global Development Costs and/or Bayer Global Development Costs, as applicable.

1.45 “Global Development Plan” shall have the meaning provided in Section 4.1(b)(i).

1.46 “Global Trial” shall mean any clinical trial (excluding any Phase 1 Trial) of a Product, which is described in the Global Development Plan, including, without limitation, the Trius 113 Trial.

1.47 “HTA Authority” shall mean any country, federal, supranational, state or local health technology assessment agency, department, bureau or other governmental authority in any country or other jurisdiction.

1.48 “ICH” shall mean the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

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1.49 “Information” shall mean all tangible and intangible (a) information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods (including any analytical methods and other quality control and assurance methods), processes, procedures, knowledge, know-how, skill, experience, Data, results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.50 “Invention” shall mean any invention, whether or not patentable, made in the course and as a result of the conduct of the activities expressly contemplated by this Agreement.

1.51 “Joint Invention” shall mean any Invention made jointly by one or more employees or contractors of Trius and one or more employees or contractors of Bayer.

1.52 “Joint Patents” shall mean all Patents that claim a Joint Invention.

1.53 “JPT” shall have the meaning provided in Section 3.2.

1.54 “JSC” shall have the meaning provided in Section 3.1.

1.55 “License” shall have the meaning provided in Section 2.2.

1.56 “Major Bayer Market” shall mean any of […***…].

1.57 “Manufacturing License” shall have the meaning provided in Section 2.2.

1.58 “NDA” shall mean (a) a New Drug Application, as more fully defined in 21 C.F.R. 314.5 et seq., and all amendments and supplements thereto, or (b) the equivalent application filed with any equivalent Regulatory Authority outside the U.S., and all amendments and supplements thereto.

1.59 “Net Sales” shall mean the gross amounts received by Bayer, its Affiliates and its direct and indirect Sublicensees through all tiers of sublicense for sales of Products to Third Parties that are not Affiliates or Sublicensees of the selling party (provided that if such Affiliates or Sublicensees of the selling party are the end users of such Products, the amount billed therefor shall be deemed to be the amount that would be billed to a Third Party end user in an arm’s length transaction and such amount shall be added to the Net Sales); less the following items, as allocable to such Product: (i) trade discounts, credits or allowances; (ii) credits or allowances additionally granted upon returns, rejections or recalls; (iii) freight, shipping and insurance charges; (iv) taxes, duties or other governmental tariffs, other than income taxes; and (v) government mandated rebates.

1.60 “Operating Team” shall mean the JPT or any potential sub-team such as, for example, a joint commercial sub-team or a joint manufacturing committee.

1.61 […***…]

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1.62 “Patents” shall mean patents and patent applications, including provisional applications, continuations, continuations-in-part, continued prosecution applications, divisions, substitutions, reissues, additions, renewals, reexaminations, extensions, term restorations, confirmations, registrations, revalidations, revisions, priority rights, requests for continued examination and supplementary protection certificates granted in relation thereto, as well as utility models, innovation patents, petty patents, patents of addition, inventor’s certificates, and equivalents in any country or jurisdiction.

1.63 “Phase 1 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in either 21 C.F.R. § 312.21(a) (or its successor regulation).

1.64 “Phase 3 Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in either 21 C.F.R. § 312.21(c) (or its successor regulation) or in the ICH E8 Guideline (or its successor regulation), or an equivalent registration trial in the Bayer Territory.

1.65 “Pneumonia” shall mean hospital-acquired pneumonia and/or ventilator-acquired pneumonia (or, in each case, the equivalent indication in any regulatory jurisdiction in the Bayer Territory).

1.66 “Product” shall mean any pharmaceutical product that contains Compound […***…] all formulations and line extensions thereof.

1.67 “Product Marks” shall mean any Bayer Product Marks and/or Trius Product Marks controlled and used by the parties in connection with the marketing and sale or distribution of the Product in their respective Territories.

1.68 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals, if required), licenses, registrations, or authorizations of any Regulatory Authority in any country or other jurisdiction that are necessary to market and sell Product in the Field in such country or jurisdiction.

1.69 “Regulatory Authority” shall mean any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction.

1.70 “Royalty Term” shall mean, in the case of any Product, in any country, on a Product-by-Product and country-by-country basis, the period of time commencing on the First Commercial Sale of such Product in such country and ending upon the latest of: (a) […***…] years after the date of First Commercial Sale of such Product in such country; (b) expiration of any data or other regulatory exclusivity period for such Product in such country; and (c) expiration of the last-to-expire Valid Claim of […***…].

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1.71 “SFDA” shall mean China’s State Food and Drug Administration, or any successor agency thereto in China.

1.72 “Sublicensee” shall mean any Third Party to whom Bayer or its Affiliate has directly or indirectly granted a sublicense under all or any portion of the License.

1.73 “Term” shall have the meaning provided in Section 10.1.

1.74 “Third Party” shall mean any entity other than Trius or Bayer or an Affiliate of Trius or Bayer.

1.75 “Trius 112 Trial” shall mean the Phase 3 Trial described in Trius Clinical Protocol No. TR701-112, entitled “A Phase 3 Randomized, Double-Blind, Multicenter Study Comparing the Efficacy and Safety of 6-Day Oral TR-701 FA and 10-Day Oral Linezolid for the Treatment of Acute Bacterial Skin and Skin Structure Infections,” which is ongoing as of the Effective Date.

1.76 “Trius 113 Trial” shall mean the Phase 3 Trial described in Trius Clinical Protocol No. TR701-113, entitled “A Phase 3 Randomized, Double-Blind, Multicenter Study Comparing the Efficacy and Safety of Intravenous to Oral 6-Day TR701 Free Acid and Intravenous to Oral 10-Day Linezolid for the Treatment of Acute Bacterial Skin and Skin Structure Infections,” which is proposed to be conducted after the Effective Date.

1.77 “Trius Domain Names” shall mean any domain name identical or similar with the Trius Product Marks under any ccTLD (country code Top Level Domain) and gTLD (generic Top Level Domain) address area.

1.78 “Trius FTE Rate” shall mean the rate of […***…] for each FTE per year. Trius shall adjust the Trius FTE Rate for each calendar year commencing with the year 2012 to reflect any year-to-year increase in the Consumer Price Index for the San Diego Region (“CPI” – based on a cumulative index of CPI numbers starting on the Effective Date to the date of the calculation of such Trius FTE Rate). Trius shall notify Bayer of any adjustment of the Trius FTE Rate for any year on or before December 1 of the preceding year.

1.79 “Trius Global Development Costs” shall mean the internal and external costs and expenses incurred by Trius or for its account on or after the Effective Date that are attributable to the performance of Global Trials pursuant to the Global Development Plan excluding, however, the costs for the Trius 112 Trial and the Trius 113 Trial. Global Development Costs shall include the following, in each case to the extent attributable to Global Trials other than the Trius 112 Trial and the Trius 113 Trial: (i) […***…]; (ii) […***…]; and (iii) […***…]. For clarification, Trius Global Development Costs exclude any and all costs included in Enabling Study Costs.

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1.80 “Trius Invention” shall mean any Invention made solely by one or more employees or contractors of Trius and/or its Affiliates.

1.81 “Trius Know-How” shall mean all Information that is within the Control of Trius and/or its Affiliates as of the Effective Date or which comes within the Control of Trius and/or its Affiliates during the Term and that is necessary or useful to develop, obtain Regulatory Approval for, manufacture or commercialize Compound and Product in the Field.

1.82 “Trius Patents” shall mean all Patents within the Control of Trius and/or its Affiliates as of the Effective Date or which come within the Control of Trius and/or its Affiliates during the Term that generally or specifically claim or cover the development, manufacture, use, sale, offering for sale and import of Compound or Product in the Field. The Trius Patents as of the Effective Date are set forth on Exhibit C.

1.83 “Trius Product Marks” shall mean any trademark Controlled by Trius and used in connection with the marketing and sale or distribution of the Product in the Trius Territory.

1.84 “Trius Technology” shall mean the Trius Know-How and Trius Patents.

1.85 “Trius Territory” shall mean the entire world, excluding the Bayer Territory.

1.86 “U.S.” shall mean the United States of America.

1.87 “Valid Claim” shall mean a claim contained in (a) an issued and unexpired patent, which claim has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and has not been admitted to be invalid or unenforceable through abandonment, reissue, disclaimer or otherwise, or (b) a patent application that […***…].

1.88 “Work Plan” shall have the meaning provided in Section 4.2(c).

2.	LICENSE GRANTS

2.1 Exclusive License. Subject to the terms and conditions of this Agreement, Trius hereby grants to Bayer, during the Term, an exclusive (even as to Trius, except as described below), royalty bearing license, with the right to grant sublicenses through multiple tiers of sublicense, under the Trius Technology and Trius’ interest in Joint Patents, in each case, solely to develop, make, have made, use, sell, have sold, offer for sale and import Compound and Product in the Field in the Bayer Territory (the “Exclusive License”).

2.2 Non-Exclusive Manufacturing License for Trius Territory. Subject to the terms and conditions of this Agreement, Trius hereby grants to Bayer, during the Term, a non exclusive, royalty bearing (with royalties being fully included in and covered by payment of agreed royalties on Net Sales of Products in the Bayer Territory) license, with the right to grant sublicenses through multiple tiers of sublicense, under the Trius Technology and Trius’ interest in the Joint Patents, solely to make and have made Compound and Product in the Trius Territory

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for the sole purpose of use, sale, offer for sale and import of such Compound and Product in the Field in the Bayer Territory (the “Manufacturing License” and together with the Exclusive License, the “License”). […***…]

2.3 Sublicenses. Any and all sublicenses granted under the License shall be in writing and shall be subject to, and consistent with, the terms and conditions of this Agreement. Bayer shall be fully responsible for the compliance of its Affiliates and Sublicensees with the terms and conditions of this Agreement. Within 30 days after execution, Bayer shall provide Trius with a full and complete copy of each sublicense agreement (provided that Bayer may redact any confidential information contained therein that is not necessary to ascertain compliance with this Agreement).

2.4 Trius Reserved Rights. Trius hereby expressly reserves the right to practice, and to grant licenses under, the Trius Technology for any and all purposes other than the development, manufacture and commercialization of Compound and Products in the Field in the Bayer Territory. Without limiting the generality of the foregoing, Trius shall at all times have the exclusive right to develop, manufacture and commercialize, and to grant licenses to Third Parties to develop, manufacture and commercialize, Compound and Product in the Trius Territory. In addition, and notwithstanding the first sentence of this Section 2.4, Trius shall retain (a) such non exclusive rights under the Trius Technology and Joint Patents in the Bayer Territory as are necessary to conduct activities under the Global Development Plan and to perform Trius’ manufacturing and supply obligations under Section 4.9; and (b) the non-exclusive right to practice and license the Trius Technology and Joint Patents to make and have made Compound and Product in the Bayer Territory solely for the purpose of use, sale, offer for sale and import of such Compound and Product in the Trius Territory.

2.5 Negative Covenants; License Exclusions. Bayer hereby covenants not to practice, and not to permit or cause any Affiliate, Sublicensee or other Third Party to practice, any Trius Technology for any purpose other than as expressly authorized in this Agreement. Trius hereby covenants not to practice, and not to permit or cause any Affiliate, licensee or other Third Party to practice any Bayer Technology for any purpose other than as expressly authorized in this Agreement. For the avoidance of doubt, neither party grants to the other party any license or other right with respect to any active pharmaceutical ingredient other than Compound.

2.6 […***…]

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2.7 License Grant-Back to Trius. Subject to the terms and conditions of this Agreement, Bayer hereby grants to Trius an exclusive (even as to Bayer, except as expressly set forth below), royalty free, fully paid, irrevocable, perpetual license, with the right to sublicense through multiple tiers of sublicense, under the Bayer Technology and Bayer’s interest in the Joint Patents, solely: (a) to develop, make, have made, use, sell, have sold, offer for sale and import Compound and Product in the Trius Territory in the Field; and (b) to make and have made Compound and Product in the Bayer Territory for the sole purpose of use, sale, offer for sale and import of such Compound and Product in the Trius Territory in the Field (collectively, the “Grant Back License”); provided, however, that the Grant-Back License shall not be construed to grant any license or other right to Trius under Bayer Technology or Bayer’s interest in Joint Patents to develop, make, have made, use, sell, have sold, offer for sale or import any composition of matter other than Compound or Product; and provided, further, that the exclusivity of the Grant Back License will be subject to Bayer’s retained right under the Bayer Technology and the Joint Patents to develop as necessary to conduct activities under the Global Development Plan and/or the Bayer Development Plan make and have made Compound and Product in the Trius Territory for the sole purpose of use, sale, offer for sale and import of such Compound and Product in the Field in the Bayer Territory.

2.8 No Implied Licenses. No right or license under any Patents or Information of either party is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in this Agreement.

3.	GOVERNANCE

3.1 Joint Steering Committee. As of the Effective Date, the parties hereby establish the Joint Steering Committee (“JSC”).

(a) Composition. The JSC shall be composed of three (3) representatives of each of Trius and Bayer, each of whom shall have appropriate experience, knowledge and authority within such party’s organization to carry out the duties and obligations of the JSC. The initial representatives of the parties are as follows:

Trius	Bayer
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

Each party shall designate one of its representatives as the primary contact for that party with respect to JSC-related matters. Each party may change its representatives to the JSC or its primary contact from time to time in its sole discretion, effective upon notice to the other party of such change. These representatives shall have appropriate technical credentials, experience and knowledge. A reasonable number of additional representatives of a party may attend meetings of the JSC in a non-voting capacity.

(b) Responsibilities. The JSC’s overall responsibility shall be to facilitate information sharing and coordination between the parties in the worldwide development,

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registration and commercialization of Product in the Field. The specific responsibilities of the JSC shall be:

(i) to serve as the primary means by which the parties review, discuss and, subject to Section 4.1(b)(iii), agree on amendments or updates of the Global Development Plan, including, but not limited to, the development budget;

(ii) to serve as the primary means by which the parties review and discuss amendments or updates of the Bayer Development Plan, in accordance with Section 4.1(c);

(iii) to facilitate the exchange of Trius Know-How and Bayer Know-How;

(iv) to serve as the principal means by which Trius keeps Bayer reasonably informed regarding Trius’ development, registration and commercialization plans, efforts and results with respect to Compound and Product in the Field in the Trius Territory, and by which Bayer keeps Trius reasonably informed regarding Bayer’s development, registration and commercialization plans, efforts and results with respect to Compound and Product in the Field in the Bayer Territory;

(v) to seek harmonization in global development, regulatory approval, marketing, promotion and commercialization efforts with respect to Compound and Product in the Field;

(vi) to delegate to Operating Teams such of the JSC’s responsibilities (excluding its responsibilities under Section 3.1(b)(vii)) as the JSC deems appropriate, subject to the limitations set forth in Section 3.1(f);

(vii) to resolve disputes referred to it by Operating Teams; and

(viii) to carry out such other obligations as are expressly delegated to it under this Agreement.

The JSC’s responsibilities and authority shall be limited to those matters expressly delegated to it in this Agreement. Similarly, each Operating Team’s responsibilities and authority shall be limited to those matters within the JSC’s responsibilities and authority that are expressly delegated to such Operating Team by the JSC. For the avoidance of doubt, it is set forth herein that neither the JSC nor any Operating Team shall have the right to amend this Agreement. For further clarification, the parties acknowledge and agree that, subject to Trius’ compliance with its obligations under Article 4 and the Global Development Plan, Trius has the right to operate independently of Bayer and the JSC in the development, registration and commercialization of Compound and Product in the Trius Territory.

(c) Meetings. The JSC shall meet as deemed necessary by the JSC members, but at least quarterly, with the location for such meetings alternating between Trius and Bayer facilities (or such other location as is mutually agreed by the parties). Alternatively, the JSC may

13.

meet by means of teleconference, videoconference or other similar communications equipment. Each party shall be responsible for all of its own expenses of participating in JSC meetings.

(d) Minutes. Responsibility for preparing definitive minutes of each JSC meeting shall alternate between the parties, with Trius having responsibility for preparing minutes of the first JSC meeting. The responsible party shall circulate a draft of the minutes of each meeting to all members of the JSC for comments within 10 Business Days after such meeting. Such minutes shall provide a description, in reasonable detail, of the discussions at the meeting and shall document all actions and determinations approved by the JSC at such meeting. In addition, in the event of approval at any JSC meeting of (i) any amendment or update to the Global Development Plan, (ii) the initial Bayer Development Plan, or (iii) any amendment or update to the Bayer Development Plan, the applicable document shall be attached to the minutes as an exhibit. The parties shall promptly discuss any comments on such minutes and finalize the minutes no later than the date of the next JSC meeting.

(e) Decision-Making. Decisions of the JSC shall be made by unanimous vote, with each party’s representatives on the JSC collectively having one vote. No vote of the JSC may be taken unless at least one of each party’s representatives is present for the JSC vote.

(f) Dispute Resolution. If the JSC is unable to decide or resolve unanimously any matter properly presented to it for action, at the written request of either party, the issue shall be referred to the Chief Executive Officer of Trius and the Bayer’s Head Strategic Marketing General Medicine who shall promptly meet and attempt in good faith to resolve such issue within 30 days. Notwithstanding the foregoing, if such officers cannot resolve such matter within 30 days of the date such matter is first referred to them, then, subject to Sections 4.1(b)(i), 4.1(b)(iii), 4.1(c) and 4.1(d) below:

(i) Trius’ Chief Executive Officer shall have the final decision-making authority with respect to any matter relating to the development, registration, marketing, promotion and commercialization of Product in the Field within the Trius Territory; and

(ii) Bayer’s Head Strategic Marketing General Medicine shall have the final decision-making authority with respect to any matter relating to the development, registration, marketing, promotion and commercialization of Product in the Field within the Bayer Territory.

However, in the event of a fundamental difference of opinion between the parties regarding any of the matters described in Sections 3.1(f)(i) and 3.1(f)(ii), the applicable officer of the party having final decision-making authority shall give good faith consideration to the other party’s position and make reasonable efforts to take the other party’s position into account in making his or her decision. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither the JSC nor any individual with dispute-resolution authority under this Section 3.1(f) shall have any power to: (A) determine any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (B) modify or amend the terms and conditions of this Agreement other than the Global Development Plan or the Bayer Development Plan.

14.

(g) Term of Existence of JSC. The parties acknowledge that the JSC’s activities relate solely to governance, communication and coordination under this Agreement and, in particular, do not involve the delivery of services by either party. The parties anticipate that the JSC will continue to exist until completion of all Global Development Plan activities […***…]. The JSC may be disbanded earlier or later than that as mutually agreed by the parties. In addition, at any time after completion or termination of all Global Development Plan activities, a party may provide written notice to the other party of its intention to disband and no longer participate in the JSC. Once a party has provided such written notice, or the parties mutually agree to disband the JSC, the JSC shall cease to exist, and each party shall thereafter have the right to solely decide, without consultation, any matters relating to activities in its territory that were previously subject to review and/or approval by the JSC, provided that neither party may decide any such matter in a way that would conflict with the express terms and conditions of this Agreement (other than those relating to the JSC). In the case that the JSC is disbanded, then all discussions and sharing of information required under this Agreement that would otherwise occur through the JSC shall continue to be carried out between the parties, including, without limitation, the discussions and sharing of information under Sections 4.1, 4.2, 4.4, 4.5 and 4.7.

3.2 Operating Teams. The parties hereby establish a Joint Project Team (“JPT”) which shall be composed of representatives of each of Trius and Bayer, each of whom shall have appropriate experience, knowledge and authority within such party’s organization to carry out the duties and obligations of the JPT. The initial representatives of the parties on the JPT are as follows:

Trius	Bayer
[...***...]	[...***...]
[...***...]	[...***...]
[...***...]	[...***...]

The JSC may delegate to the JPT one or more of the JSC’s responsibilities relating to those portions of Global Development Plan activities that are to be conducted in the Bayer Territory or relating generally to the development and registration of Product in the Field in the Bayer Territory and/or the harmonization of global marketing, promotion and commercialization strategy with respect to Product in the Field as the JSC deems appropriate. The JSC may also establish one or more other Operating Teams, to which it may delegate one or more of its responsibilities. Matters relating to the composition, meetings, minutes and decision-making authority of each Operating Team shall be as set forth in Sections 3.1(a), 3.1(c), 3.1(d) and 3.1(e), respectively, mutatis mutandis.

4.	DEVELOPMENT, COMMERCIALIZATION AND SUPPLY

4.1 Development.

(a) Trius 112 Trial. Trius shall use Commercially Reasonable Efforts to complete the Trius 112 Trial, at Trius’ sole expense.

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(b) Global Development Plan.

(i) Global Development Program. Subject to Section 4.2, Trius shall use Commercially Reasonable Efforts to conduct, or have conducted, those development and registration activities with respect to Product as are necessary to obtain Regulatory Approval for Product in the U.S. in the Core Indications, including, without limitation, the completion of the Trius 113 Trial and the activities necessary to generate the information required for the CMC section of the U.S. NDA for Product and the issuance of a Certificate of Pharmaceutical Product (CPP) for each of the Core Indications by the FDA or EMA whichever can be obtained first, all as set forth in a written plan (the “Global Development Plan”), the initial form of which has been agreed upon in writing by the parties by letter agreement dated as of the Effective Date. For clarification, although the Trius 113 Trial is part of the Global Development Plan, the costs of the Trius 113 Trial shall not be included in Global Development Costs, and Trius shall be solely responsible for such costs. As part of this Global Development Plan, Trius shall undertake to complete the CMC activities as required for obtaining the clinical trial application (CTA) for China as set out in detail in Exhibit D hereto. Bayer shall provide reasonable cooperation and informal assistance to Trius in connection with that portion of any Global Development Plan activity that Trius conducts in the Bayer Territory as provided for in the Global Development Plan. In addition, Trius shall […***…], subject to JSC approval, on a case-by-case basis, of (1) […***…], (2) […***…], and (3) […***…]. The parties shall use Commercially Reasonable Efforts to design the Global Trial in Pneumonia, as such Global Trial is described in the initial Global Development Plan, in a manner calculated to be acceptable to each of FDA, EMA and SFDA, within the timelines set out in the Global Development Plan, and to amend or update the Global Development Plan from time to time as reasonably required (as determined in good faith by the JSC) to meet the requirements of FDA, EMA and SFDA.

(ii) Conduct of Global Trials. Trius shall be the sponsor of the Global Trials in the Core Indications, and shall be responsible for conducting or having conducted, and shall use Commercially Reasonable Efforts to conduct, or have conducted, each Global Trial in accordance with the Global Development Plan. Without limiting the foregoing, Trius shall use Commercially Reasonable Efforts to […***…] (as specified in the Global Development Plan), and Bayer shall use Commercially Reasonable Efforts to assist Trius in the management and execution of such Global Trial in each country of the Bayer Territory in which such Global Trial is conducted (as specified in the Global Development Plan), […***…]. Each party shall keep the JSC and JPT regularly informed of the status, progress and results of all Global Development Plan activities conducted by it or on its behalf.

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(iii) Amendments to Global Development Plan. The Global Development Plan shall be subject to amendment and update from time to time upon approval by the JSC in accordance with Article 3, except as expressly set forth below in this Section 4.1(b)(iii). To the extent practicable under the circumstances, a party proposing any amendment or update to the Global Development Plan shall provide the details of such proposed amendment or update to the other party at least 30 days prior to a JSC meeting. The parties shall discuss in good faith and attempt to reach mutual agreement regarding any and all amendments and updates to the Global Development Plan, including, without limitation, any such amendment or update regarding the design of any Global Trial. However, […***…]:

(1) […***…]:

a. […***…]

b. […***…]

c. […***…]

d. […***…]

e. […***…]

[…***…]

(2) […***…]

References to the “Global Development Plan” in this Agreement shall be construed to refer to the Global Development Plan, as then in effect (including all amendments thereto).

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(c) Bayer Development Plan. Bayer shall be solely responsible for conducting, at Bayer’s sole expense, such development and registration activities as may be required by Regulatory Authorities in the Bayer Territory to support NDA filing and Regulatory Approval in the Bayer Territory, except that Trius shall supply, or have supplied, to Bayer bulk or finished Product (as agreed by the parties) and comparator drug for use in Bayer Development Plan activities, […***…]. Without limiting the generality of the foregoing, Bayer shall use Commercially Reasonable Efforts to conduct, or have conducted, the Bayer Territory-specific clinical trials, non-clinical studies and other development and registration activities with respect to Product in the Core Indications in each of the Major Bayer Markets set forth in a written plan (the “Bayer Development Plan”), the initial form of which has been agreed upon in writing by the parties by letter agreement dated as of the Effective Date. Trius shall provide reasonable cooperation and informal assistance to Bayer in connection with the Bayer Development Plan. Bayer shall have the right to amend or update the Bayer Development Plan from time to time; provided, however, that any such amendment or update shall be submitted for discussion in the JSC at least 30 days prior to a JSC meeting, and not be inconsistent with the Global Development Plan. References to the “Bayer Development Plan” in this Agreement shall be construed to refer to the Bayer Development Plan, as then in effect (including all amendments thereto). Bayer shall keep the JSC and JDC regularly informed of the status, progress and results of all Bayer Development Plan activities.

(d) Additional Development; Additional Indications. The parties acknowledge and agree that, unless otherwise mutually agreed by the parties in writing, the scope of the Global Development Plan is limited to development and registration of […***…] Product in the Core Indications […***…]. If a party wishes to develop and register […***…] and/or develop and register Product for any Additional Indication or […***…], such party shall notify the other party in writing at least 30 days prior to a JSC meeting, and the JSC shall promptly discuss in good faith whether to expand the scope of the Global Development Plan to cover such activities and what the cost sharing between the parties should be for that indication; provided, however, that, if the parties agree through the JSC to jointly develop Product in the indication Bacteremia, Bayer shall bear […***…] of the cost and Trius shall bear […***…] of the cost of any related Global Trial. Any such expansion shall require the unanimous approval of both parties’ JSC representatives. If a party proposes that the scope of the Global Development Plan be expanded to cover any such activities, but the other party’s JSC representatives do not approve such expansion, the proposing party shall be free to conduct the proposed activities independently for its respective territory; provided, however, that […***…], unless mutually agreed by the parties in writing.

(e) Performance Standards. In conducting any activity pursuant to this Section 4.1, each party shall: (i) comply with all applicable laws, rules and regulations and applicable regulatory standards, including, as applicable, cGLP, cGMP and cGCP; and

18.	*** Confidential Treatment Requested

(ii) prepare and maintain, or shall cause to be prepared and maintained, complete and accurate written records, accounts, notes and reports in good scientific manner and in sufficient detail for patent and regulatory purposes, which shall fully and properly reflect all work done, results achieved, Data generated, and Inventions made in whole or in part, by such party. Each party shall, upon the reasonable request of the other party, make such records available to the other party for inspection or copying.

4.2 Costs of Conducting Global Development Plan.

(a) Global Trial Costs. Trius and Bayer shall share the Global Development Costs to the effect that Trius shall bear 75% and Bayer shall bear 25% of such Global Development Costs.

(b) Enabling Study Costs. In addition to the sharing of Global Development Costs set out in Section 4.2(a) above, Bayer shall reimburse Trius for 25% of Enabling Study Costs, provided that Bayer’s total share of all Enabling Study Costs shall not exceed […***…], except: (i) […***…]; and (ii) […***…].

(c) Cost Estimate. The specific development activities to be performed by each party in connection with the Global Development Plan and the applicable timelines and budgets for such activities shall be defined for each calendar year in a detailed work plan (the “Work Plan”) approved by the JSC which shall be consistent with the version of the Global Development Plan that has most recently been unanimously approved by both parties’ JSC representatives, and, upon such approval, shall become an integral part of the Global Development Plan. The JPT shall be responsible for the development and implementation of the Work Plan. The initial Work Plan shall be submitted by the JPT for approval by the JSC no later than by August 31, 2011, and the JSC shall approve the initial Work Plan including potential adjustments thereto no later than by September 30, 2011. Thereafter, no later than by June 15 of each calendar year, the JPT shall submit for approval by the JSC the proposed Work Plan for the following calendar year, and the JSC shall approve the respective Work Plan including potential adjustments thereto no later than by October 31 of such calendar year. The Work Plan for each calendar year shall be reviewed and adjusted by the JPT on a quarterly basis during the term of the year to determine if any changes are necessary given the progress and results of the work as of such date. Changes to the Work Plan (except for changes triggering a cost increase of less than […***…] to the cost estimate portion of the Work Plan) shall be subject to review and written approval by the JSC.

(d) Statements; Invoicing.

(i) Within 60 days after the end of each calendar quarter during the performance of the Global Development Plan, Bayer shall provide to Trius an invoice for Trius’ 75% share of Bayer Global Development Costs incurred by Bayer during such calendar quarter pursuant to Section 4.2(a), which invoice shall include a reasonably detailed breakdown of the

19.	*** Confidential Treatment Requested

components of such Bayer Global Development Costs and the Global Trials to which the Bayer Global Development Costs are attributable, including, but not limited to, a list of hours worked by Bayer FTEs on the project and the applicable Bayer FTE Rates. Unless set-off against any payment to be made by Bayer to Trius pursuant to Section 4.2(d)(ii) below, Trius shall make payment to Bayer by the later of (x) 60 days from the end of such calendar quarter, and (y) 45 days from receipt of invoice.

(ii) Within 30 days after the end of each calendar quarter during the performance of the Global Development Plan, Trius shall provide to Bayer an invoice, substantially in the form attached hereto as Exhibit G, for (i) Bayer’s 25% share of the total Enabling Study Costs and Trius Global Development Costs incurred by Trius during such calendar quarter pursuant to Section 4.2(a) and 4.2(b), which invoice shall include a reasonably detailed breakdown of the components of such Enabling Study Costs and the Enabling Studies to which such Enabling Study Costs are attributable, and of Trius Global Development Costs and the Global Trials to which such Trius Global Development Costs are attributable, including, but not limited to, a list of hours worked by Trius FTEs on the project and the applicable Trius FTE Rates, and appropriate supporting documentation for amounts paid to Third Parties. Bayer shall pay Trius the invoiced amount, less Trius’ 75% share of Bayer Global Development Costs (if any) for such calendar quarter as invoiced to Trius pursuant to Section 4.2(d)(i). Payment shall be made by the later of (x) 60 days from the end of such calendar quarter, and (y) 45 days from receipt of the invoice. Notwithstanding the foregoing, if Trius’ aggregate payment obligations to Third Parties for Global Development Plan activities for any quarter exceed […***…], Trius may invoice Bayer for a portion (not to exceed 25%) of such payment obligations in advance, and Bayer shall pay such invoiced amount as promptly as practicable (and in any event within 45 days) from receipt of the invoice and supporting documentation. The full amount of any such advance payment for a calendar quarter shall be deducted from the invoiced amount for Bayer’s share of actual aggregate Global Development Costs and Enabling Study Costs for such calendar quarter.

(e) Currency Conversion. If any costs included in the calculation of Enabling Study Costs are incurred by Trius, or any costs included in the calculation of Global Development Costs are incurred by either party, in any currency other than U.S. dollars, such costs shall be converted into U.S. dollars using the exchange reference rate of the European Central Bank Frankfurt/Main, Germany, quoted on the third Business Day prior to the invoice date, as published, in the absence of manifest error, by the European Central Bank on its website (http://www.ecb.int).

4.3 Diligence. Bayer shall use Commercially Reasonable Efforts to develop, register and commercialize Product for the Core Indications in […***…] the Bayer Territory […***…].

4.4 Technology Transfer; Exchange of Information.

(a) Commencing promptly after the Effective Date, Trius shall disclose to Bayer all existing and available (in recorded form) Trius Know-How as reasonably required for the development, manufacture or commercialization of Product in the Bayer Territory.

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Thereafter, on an ongoing basis, Trius shall also disclose to Bayer any and all additional Trius Know-How generated after the Effective Date. Without limiting the generality of the foregoing, Trius shall provide to Bayer true and complete copies of all written, graphic or electronic embodiments of Data within the Trius Know-How, including all draft and final reports of any preclinical study or clinical trial of, and all CMC, pharmacology, toxicology and pharmacokinetic data with respect to, Compound or Product in the Field, and shall promptly disclose to Bayer in writing each Trius Invention within the Trius Know-How and each Joint Invention. The Trius Know-How shall be transferred to Bayer in a format that shall be agreed upon between the parties.

(b) On an ongoing basis during the Term, Bayer shall disclose to Trius all Bayer Know-How as reasonably required for the development, manufacture or commercialization of Product in the Trius Territory. Without limiting the generality of the foregoing, Bayer shall provide to Trius true and complete copies of all written, graphic or electronic embodiments of Data within the Bayer Know-How, including all draft and final reports of any preclinical study or clinical trial of, and all CMC, pharmacology, toxicology and pharmacokinetic data with respect to, Compound or Product in the Field, and shall promptly disclose to Trius in writing each Bayer Invention within the Trius Know-How and each Joint Invention. With respect to any of the foregoing that is in a language other than English, Bayer shall also provide Trius with English translations thereof.

(c) During the Term, each party shall provide the other party with reasonable technical assistance relating to the use of the Trius Know-How or Bayer Know-How, as applicable, to the extent permitted under the licenses granted to such other party under Article 2.

4.5 Regulatory and HTA.

(a) Regulatory Responsibility in the Bayer Territory. Bayer shall be solely responsible for preparing, filing, obtaining and maintaining Regulatory Approvals for Products in the Field in the Bayer Territory. Bayer shall be the holder of all Regulatory Approvals for Products in the Field in the Bayer Territory and shall have responsibility for all interactions with Regulatory Authorities with respect to Products in the Field in the Bayer Territory. Notwithstanding the foregoing, if Bayer does not receive a CPP from the FDA or the EMA, Trius shall prepare, file, obtain, maintain and be the holder of the Regulatory Approval for Product in the Field in China and those other countries of the Bayer Territory which require CPP ownership for obtaining Regulatory Approval for each of the Core Indications. Bayer shall bear all costs and expenses incurred in connection with regulatory activities with respect to Compound and Product in the Field in the Bayer Territory. Trius shall create and maintain a company core data sheet which shall serve as the global reference labeling document used to direct the content of local labeling (the “CCDS”). The initial CCDS as well as any proposed update thereof shall be discussed between the parties in the JSC, and Trius shall take into account any comments made by Bayer on the CCDS or any proposed update.

(b) Access to Regulatory and HTA Authority Filings.

(i) Trius Filings. Trius shall in a timely manner provide to Bayer:

21.

(1) drafts of all proposed U.S. IND and NDA filings for Product for review and comment reasonably in advance of submission to the FDA, copies of any other documents, reports and communications to be submitted to or received from the FDA and all information relating to any FDA contact by or on behalf of Trius;

(2) true and complete copies of: (i) all U.S. INDs, NDAs, Regulatory Approvals (collectively, “Approvals”) for Compound or Product; and (ii) other major correspondence with the FDA regarding Compound or Product; and

(3) upon Bayer’s request, true and complete copies of such other Approvals for Compound or Product in the Trius Territory, and such other filings, submissions and correspondence with Regulatory Authorities in the Trius Territory regarding Compound or Product, as, in each case, may be necessary to obtain or maintain Approvals for Compound or Product in the Bayer Territory or to comply with applicable pharmacovigilance and other regulatory requirements in the Bayer Territory.

Trius hereby grants to Bayer the right to access and cross-reference the Approvals, filings, submissions and correspondence described in Sections 4.5(b)(i)(2) and 4.5(b)(i)(3) above for the purposes of obtaining and maintaining Approvals for Compound or Product in the Bayer Territory and complying with applicable pharmacovigilance and other regulatory requirements in the Bayer Territory. CMC regulatory documents shall be made available to Bayer in TRD format. […***…]

(ii) Bayer Filings. Bayer shall in a timely manner provide to Trius:

(1) drafts of all proposed IND and NDA filings for Product in each of the Major Bayer Markets for review and comment reasonably in advance of submission to any Regulatory Authority in such Major Bayer Market, together with summary English translations of any such draft INDs and NDAs that are not in English;

(2) true and complete copies of: (i) all INDs and Approvals for Compound or Product in the Major Bayer Markets, together with summary English translations of any such Approvals that are not in English; and (ii) other major correspondence with Regulatory Authorities in the Major Bayer Markets regarding Compound or Product, together with English summary translations of any such correspondence that is not in English; and

(3) upon Trius’ request, true and complete copies of such other Approvals for Compound or Product in the Bayer Territory, and such other filings, submissions and correspondence with Regulatory Authorities and HTA Authorities in the Bayer Territory regarding Compound or Product, as, in each case, may be necessary to obtain or maintain Approvals for Compound or Product in the Trius Territory or to comply with applicable pharmacovigilance and other regulatory requirements in the Trius Territory, together with English summary translations of any of the foregoing that are not in English.

Bayer hereby grants to Trius the right to access and cross-reference the Approvals, filings, submissions and correspondence described in Sections 4.5(b)(ii)(2) and 4.5(b)(ii)(3) above for the purposes of obtaining and maintaining Approvals for Compound or Product in the

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Trius Territory and complying with applicable pharmacovigilance and other regulatory requirements in the Trius Territory.

(iii) […***…]

(iv) Each party shall, promptly upon request of the other party, file with applicable Regulatory Authorities and HTA Authorities such letters of access or cross-reference as may be necessary to accomplish the intent of this Section 4.5(b).

(c) Safety Data Exchange. Within three (3) months following the Effective Date, the parties shall negotiate in good faith and enter into a safety data exchange agreement regarding Compound and Products, which shall set forth standard operating procedures governing the collection, investigation, reporting, and exchange of information concerning adverse drug reactions/experiences sufficient to permit each party to comply with its regulatory and other legal obligations within the applicable timeframes. In this safety data exchange agreement, it shall be provided which party shall be responsible for the timely reporting of all relevant adverse drug reactions/experiences, Product quality, Product complaints and safety data relating to Compound and Product to the appropriate Regulatory Authorities in the Bayer Territory in accordance with all applicable laws, rules and regulations. Such agreement’s terms and conditions shall be no less stringent than the ICH guidelines, such that each party shall be able to comply with all regulatory and legal requirements regarding the management of safety data by providing for the exchange of relevant information in appropriate format within applicable timeframes. Unless otherwise mutually agreed by the parties, Trius shall maintain a global safety database for Product. Bayer may, in its discretion, maintain its own parallel global safety database for Product and/or a regional safety database for Product in the Bayer Territory.

(d) […***…]. Each of Bayer and Trius shall share with the other party, to the extent permissible (i.e., within the Control of such party and legally appropriate) and relevant, the following materials relating to Product in their respective territories: […***…].

4.6 Use of Subcontractors. Either party may perform any activity for which it is responsible under this Article 4 through a subcontractor, provided that (a) none of the other party’s rights hereunder are diminished or otherwise adversely affected as a result of such subcontracting, (b) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of Inventions which are substantially the same as those undertaken by the parties pursuant to Article 9 and Section 7.1, and (c) […***…]

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[…***…]. For the sake of clarity, it is set forth herein that […***…]. In the event a party performs any of its development activities hereunder through a subcontractor, then such party shall at all times be fully responsible for the performance and, subject to Section 4.2, payment of such subcontractor.

4.7 Cooperation. Bayer shall use Commercially Reasonable Efforts to provide Trius with all reasonable assistance and take all actions reasonably requested by Trius, without changing the allocation of responsibilities set forth in this Article 4, that are necessary or desirable to enable Trius to obtain and maintain Regulatory Approvals for Product in the Field in the Trius Territory. Trius shall use Commercially Reasonable Efforts to provide Bayer with all reasonable assistance and take all actions reasonably requested by Bayer, without changing the allocation of responsibilities set forth in this Article 4, that are necessary or desirable to enable Bayer to obtain and maintain Regulatory Approvals for Product in the Field in the Bayer Territory. Each party further agrees to cooperate with any inspection by the FDA or other Regulatory Authority relating to Product, including, but not limited to, any inspection prior to approval of an application for Regulatory Approval for any Product.

4.8 Commercialization. Subject to the terms and conditions of this Agreement, Bayer shall be solely responsible for marketing, promotion and commercialization of Product in the Field in the Bayer Territory, at Bayer’s sole expense. In marketing, promoting and commercializing Product in the Field in the Bayer Territory, Bayer shall comply with all applicable laws, rules and regulations.

4.9 Manufacturing and Supply.

(a) No later than the Effective Date, Trius shall enter, or shall have entered, into (i) a master services agreement with a contract manufacturer for the conduct of such manufacturing- and supply-related services as are necessary and suitable for the conduct of the Global Development Plan, including the CMC activities specified therein and in Exhibit D hereto, and (ii) that certain letter agreement between Trius and its contract manufacturer regarding the future engagement of such contract manufacturer by Trius for commercial manufacturing services relating to Product, the form of which has been agreed upon in writing by the parties by letter agreement dated as of the Effective Date. Bayer shall have the right to audit such contract manufacturer. Trius shall make available to Bayer all documentation of development and manufacturing activities conducted by such contract manufacturer necessary for development and registration and/or commercialization of Product in the Field in the Bayer Territory.

(b) Promptly following the Effective Date, each party shall perform any and all CMC activities specified as being such party’s responsibility as set out […***…] set out in Exhibit D hereto.

(c) Within six (6) months after the Effective Date, the parties shall negotiate in good faith and enter into a separate written manufacturing and supply agreement within the

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framework outlined in Exhibit E hereto and a quality assurance agreement, each on commercially reasonable terms, pursuant to which Trius shall have bulk Compound and/or bulk or finished Product (as agreed by the parties) manufactured and supplied to Bayer for commercialization in the Field in the Bayer Territory. Bayer shall have the right to audit any such contract manufacturer. Trius shall make available, or cause such contract manufacturer to make available, to Bayer all documentation of development and manufacturing activities conducted by the contract manufacturer necessary for development and registration and/or commercialization of Product in the Field in the Bayer Territory. With respect to this manufacture and supply by Trius, Trius shall provide Bayer […***…].

5.	FEES AND PAYMENTS

5.1 Upfront Fee. In consideration of the license under Article 2 above, within ten (10) Business Days after receipt of an invoice from Trius, Bayer shall pay to Trius a non-refundable, non-creditable, one-time upfront fee of US $25,000,000.

5.2 Milestone Payments.

(a) Development Milestones. Upon or after the first achievement by or on behalf of Trius of each of Milestone Events 2 and 6 set forth in the table below, Trius shall notify Bayer in writing of such achievement and invoice Bayer for the corresponding non-refundable, non-creditable milestone payment, and Bayer shall pay such milestone payment to Trius within […***…] days after receipt of invoice. Bayer shall notify Trius in writing of the first achievement of each of Milestone Events 1, 3-5 and 7-10 set forth in the table below by Bayer or any of its Affiliates or Sublicensees within […***…] days after such achievement, Trius shall promptly invoice Bayer for the corresponding non-refundable, non-creditable milestone payment, and Bayer shall pay such milestone payment to Trius within […***…] days after receipt of invoice.

Milestone Event		Payment (USD)

1.	Initiation* of Trius 113 Trial		$2.0 million

2.	[...***...]	$	[...***...]

3.	[...***...]	$	[...***...]

4.	[...***...]	$	[...***...]

5.	[...***...]	$	[...***...]

6.	[...***...]	$	[...***...]

7.	[...***...]	$	[...***...]

8.	[...***...]	$	[...***...]

9.	[...***...]	$	[...***...]

10.	[...***...]	$	[...***...]

Total Development Milestones			$34.1 million

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[…***…]

*	“Initiation” of a clinical trial shall mean the first dosing of the first patient in such trial.

[…***…]

(b) Sales Milestones. Bayer shall notify Trius in writing of the first achievement of each of milestone events set forth in the table below and pay to Trius the corresponding non-refundable, non-creditable milestone payment within 45 days after the end of the first calendar year in which such milestone event is achieved:

Milestone Event	Payment (USD)

Aggregate annual Net Sales of all Products in the Bayer Territory equal or exceed $[…***…]	$	[…***…]

Aggregate annual Net Sales of all Products in the Bayer Territory equal or exceed $[…***…]	$	[…***…]

Aggregate annual Net Sales of all Products in the Bayer Territory equal or exceed $[…***…]	$	[…***…]

Total Sales Milestones		$35.0 million

Each of the milestone payments set forth in this Section 5.2 shall be payable only one time, for the first achievement of the applicable milestone, regardless of the number of indications for which a Product is developed or approved in the Bayer Territory or the number of Products developed or approved in the Bayer Territory.

5.3 Royalties. Bayer shall pay to Trius a royalty equal to […***…] of Net Sales of Products by Bayer and its Affiliates and Sublicensees in the Bayer Territory. Royalties shall be payable on a Product-by-Product and country-by-country basis on Net Sales occurring during the applicable Royalty Term for a Product in a country. […***…]

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[…***…]. On a Product-by-Product and country-by-country basis, upon expiration of the Royalty Term for a Product in a country, Bayer’s License with respect to such Product in such country shall become fully-paid, irrevocable and perpetual.

5.4 Existing Third Party Payment Obligations. Trius shall be responsible for all license fee, maintenance fee, royalty, milestone, sublicensing revenue or similar payment obligations accruing with respect to the practice by Bayer, its Affiliates and Sublicensees of the Trius Technology under any agreement between Trius and a Third Party entered into prior to the Effective Date, including, without limitation, all payment obligations to Dong-A under the Dong-A Agreement.

5.5 Third Party Intellectual Property Rights. Except as expressly set forth in Section 5.4, Bayer shall be solely responsible for performing, or having performed on its behalf, such freedom-to-operate searches with respect to the manufacture, use, sale, offer for sale or import of Compound and Product in the Bayer Territory as Bayer deems appropriate, for securing any licenses under Patents or other intellectual property rights of Third Parties as Bayer deems necessary or useful for the manufacture, use, sale offer for sale or import of Products in the Bayer Territory. If, during the Term, Bayer obtains a license under Third Party Patents in any country which […***…], then Bayer may offset […***…] of the royalties actually paid to such Third Party under such patent license with respect to sales of Product in such country against the royalties due under Section 5.3 with respect to Net Sales of Product in such country; provided, however, that the royalty payable by Bayer to Trius pursuant to this Section 5.3 with respect to Net Sales of such Product in such country shall not be reduced […***…].

6.	PAYMENT; RECORDS; AUDITS

6.1 Payment; Reports. Royalties under Section 5.3 shall be calculated and reported for each calendar quarter and shall be paid within 45 days of the end of the calendar quarter. The parties agree that the calculation of Net Sales, including permitted deductions from gross amounts received, shall be made in a manner consistent with usual and customary standards and practices in the pharmaceutical industry, as well as the applicable generally-accepted accounting and financial reporting standards (e.g., GAAP or IFRS). Each report of Net Sales of Products by Bayer, its Affiliates and Sublicensees shall include, on a country-by-country basis, the number of Products sold, the gross sales (i.e., number of packages sold multiplied by the applicable list price) and Net Sales of such Products, the royalty payable and the exchange rates used. Bayer shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Trius to confirm the accuracy of all sales milestone payments and royalty payments due hereunder.

6.2 Invoicing. With respect to all payments required to be made by Bayer under this Agreement, other than royalties under Section 5.3 (for which no invoice shall be required), Trius shall send invoices to the following address: Financial Operations, […***…] c/o

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Euroservices Bayer GmbH, Building E 60, D-51368 Leverkusen, Germany. Invoices shall be in substantially the form attached hereto as Exhibit H.

6.3 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars regardless of the countries in which Net Sales are made. When conversion of payments from any foreign currency is required because Net Sales are made in currencies other than U.S. dollars, such conversion into U.S. dollars shall be made using the average of the daily exchange rates for the applicable calendar quarter used for Bayer’s internal accounting and reporting process consistently applied. All payments owed under this Agreement shall be made by electronic funds or wire transfer in immediately available funds to a bank and account designated in writing by Trius, unless otherwise specified in writing by Trius.

6.4 Income Tax Withholding and Value Added Tax. Trius shall pay any and all taxes levied on account of any payments made to it under this Agreement. If Bayer is legally required to withhold any taxes from payments due hereunder as far as Trius itself is subject to resident or non-resident taxation, Bayer shall be entitled to (a) deduct and withhold such taxes from the amount payable to Trius, and (b) timely pay the taxes to the proper taxing authority. Notwithstanding the aforementioned, Bayer shall have no right to withhold any taxes as far as Bayer and/or its Affiliates and/or subsidiaries are subject to resident or non-resident taxation. In case of assignment of this Agreement pursuant to Section 13.6 below, both parties will make reasonable efforts to avoid or reduce any such taxes.

Either no withholding tax shall be withheld, or the amount withheld shall be reduced by Bayer according to the regulations in the Double Tax Treaty, when Bayer is timely furnished with necessary documents (Freistellungsbescheid) by Trius issued by the German Tax Authority (Bundeszentralamt für Steuern), certifying that the payment is exempt from tax or subject to a reduced tax rate.

Any withheld tax shall be treated as having been paid by Bayer to Trius for all purposes of this Agreement.

Bayer shall timely forward the tax receipts certifying the payments of withholding tax on behalf of Trius.

In case Bayer cannot deduct the withholding tax due to fulfillment of payment obligation by settlement or set-off, Trius will pay the withholding tax to Bayer separately.

If Bayer missed to deduct withholding tax but is still required by tax law to pay withholding tax on account of Trius to the tax authorities, Trius shall assist Bayer with regard to all procedures required in order to obtain reimbursement by tax authorities or, in case tax authorities will not reimburse withholding tax to Bayer, Trius will immediately refund the tax amount. If Bayer withholds tax from any payments to Trius, it shall reasonably assist Trius with regard to all procedures required in order for Trius to obtain a refund by tax authorities in Germany under the Double Tax Treaty.

All remunerations mentioned in this Agreement are net values. Value added tax, sales tax or similar taxes will be charged and invoice additionally with the appropriate rate if legally required.

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6.5 Audits.

(a) Until three years after the completion or termination of all Global Development Plan activities, Trius shall keep complete and accurate records pertaining to Enabling Study Costs and Trius Global Development Costs in sufficient detail to permit Bayer to confirm the accuracy of Trius’ statements and invoices delivered pursuant to Section 4.2. Bayer shall have the right to cause an independent, certified public accountant reasonably acceptable to Trius to audit such records to confirm Enabling Study Costs and Trius Global Development Costs and for a period covering not more than the preceding three years. Such audits may be exercised no more than once per year during normal business hours upon reasonable prior written notice to Trius. Such records for a given year shall be subject to audit hereunder only one time. Prompt adjustments shall be made by the parties to reflect the results of such audit. Bayer shall bear the full cost of such audit unless such audit discloses an overpayment by Bayer of more than 5% of Bayer’s share of Enabling Study Costs or Trius Global Development Costs due under Section 4.2, in which case Trius shall bear the full cost of such audit and shall, at Trius’ option, either promptly refund to Bayer the amount of any overpayment or grant Bayer a credit in the amount of any overpayment, which Bayer may apply towards any payment obligation accruing hereunder.

(b) During the Term and for a period of three years thereafter, Bayer shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records pertaining to the sale or other disposition of Products in sufficient detail to permit Trius to confirm the accuracy of all payments due hereunder. Trius shall have the right to cause an independent, certified public accountant reasonably acceptable to Bayer to audit such records to confirm Net Sales and royalties for a period covering not more than the preceding three years. Such audits may be exercised no more than once per year during normal business hours upon reasonable prior written notice to Bayer. Such records for a given year shall be subject to audit hereunder only one time. Prompt adjustments shall be made by the parties to reflect the results of such audit. Trius shall bear the full cost of such audit unless such audit discloses an underpayment by Bayer of more than 5% of the amount of payments due under this Agreement, in which case, Bayer shall bear the full cost of such audit and shall promptly remit to Trius the amount of any underpayment. Any overpayments by Bayer will, at Bayer’s option, be refunded to Bayer or credited to future royalties.

(c) Results of any such audit shall be provided to both parties. Any records or accounting information received by either party from the other in exercising its rights under this Agreement as well as the results of any such audit shall constitute Confidential Information.

6.6 Late Payments. Any payments due under this Agreement shall be due on such date as specified in this Agreement and, in the event such date is not a Business Day, then the next succeeding Business Day. Any failure by Bayer to make a payment within […***…] days after the date when due shall obligate Bayer to pay computed interest, the interest period commencing on the due date and ending on the payment date, to Trius at a rate per annum equal to […***…], or at an interest rate according to local legal provisions, whatever is lesser. […***…]. Interests shall be paid using

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the modified following payment convention and calculated based on the actual/360 adjusted day count convention. The payment of such interest shall not limit Trius from exercising any other rights it may have as a consequence of the lateness of any payment.

7.	INTELLECTUAL PROPERTY

7.1 Ownership of Inventions. Inventorship of Inventions shall be determined in accordance with the rules of inventorship under U.S. patent laws. Trius shall solely own all Trius Inventions. Bayer shall solely own all Bayer Inventions. The parties shall jointly own all Joint Inventions.

7.2 Patent Prosecution and Maintenance.

(a) Trius Patents. Trius shall have the sole right, but not the obligation, to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Trius Patents in the Trius Territory, at its sole cost and expense and by counsel of its own choice. Trius shall keep Bayer reasonably informed of the status of filing, prosecution and maintenance of the Trius Patents in the Trius Territory, including, without limitation, by providing Bayer with copies of all significant communications received from or filed in patent office(s) in the Trius Territory with respect to Trius Patents, provided that in the event that the Trius Patents include any Patents owned by a Third Party to which Trius grants a license to commercialize Products in the Trius Territory, Trius will not be obligated to provide Bayer with copies of communications with patent office(s) in the Trius Territory relating to such Third Party licensee’s Patents to the extent it would constitute a breach of Trius’ confidentiality obligations to such Third Party licensee.

Trius shall have the first right, but not the obligation (except as expressly set forth in the penultimate paragraph of this Section 7.2(a) with respect to Trius Patents in the Bayer Territory that are owned by Dong-A), to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Trius Patents in the Bayer Territory, using the same outside patent counsel used by Trius for Trius Patents in the Bayer Territory prior to the Effective Date, provided that if Bayer reasonably requests that, in any country of the Bayer Territory, Trius shall use Bayer’s preferred local patent counsel in such country instead of Trius’ current local patent counsel (if any) in such country.

Bayer shall reimburse Trius for all external patent fees and costs incurred with respect to preparation, filing, prosecution and maintenance of Trius Patents in the Bayer Territory. Trius shall keep Bayer reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Trius Patents in the Bayer Territory, including, without limitation, content, timing and jurisdiction of the filing of such Trius Patents, and shall consult with, and consider in good faith the requests and suggestions of, Bayer with respect to filing and prosecuting Trius Patents in the Bayer Territory. Without limiting the generality of the foregoing, Trius shall, or shall instruct its outside patent counsel to, promptly inform Bayer of all actions taken by any patent office in the Bayer Territory with respect to any Trius Patent and all actions taken by Trius’ outside patent counsel with regard to prosecution of any patent application included within the Trius Patents and/or containing Trius Know-How. Furthermore, Trius shall, or shall instruct its outside patent counsel to:

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(i) provide Bayer with a copy of any proposed patent application within the Trius Patents and/or containing Trius Know-How for review and comment reasonably in advance of filing with any patent office in the Bayer Territory; and

(ii) keep Bayer reasonably informed of the status of such patent application filing, prosecution and maintenance, including, without limitation, by providing Bayer with copies of all significant communications received from or filed in patent office(s) in the Bayer Territory with respect to such filings. Bayer shall have the right, at its discretion, to consult with Trius’ outside patent counsel regarding the preparation and prosecution of the Trius Patents in the Bayer Territory, including, without limitation, content, timing and jurisdiction of the filing of such Trius Patents.

Any and all decisions in connection with the prosecution and/or extension in the Bayer Territory shall be taken by Trius; provided, however, that Trius shall consider in good faith any reasonable comments provided by Bayer with respect to the Trius Patents.

In the event that Trius desires to abandon or cease prosecution or maintenance of any Trius Patent in the Bayer Territory, Trius shall provide reasonable prior written notice to Bayer of such intention to abandon (which notice shall, to the extent possible, be given no later than 60 days prior to the next deadline for any action that must be taken with respect to any such Trius Patent in the relevant patent office), provided that Trius shall not abandon or cease prosecution or maintenance of any Trius Patent in the Bayer Territory that is owned by Dong-A without Bayer’s prior written consent. In such case, subject to the rights of Dong-A in the case of Trius Patents owned by Dong-A, and at Bayer’s sole discretion, upon written notice to Trius from Bayer, Bayer may elect to continue prosecution and/or maintenance of any such Trius Patent, at its sole cost and expense and by counsel of its own choice. In this case, Trius shall, at its expense, execute all documents necessary and otherwise reasonably support Bayer to enable Bayer to take over the prosecution or maintenance of the Trius Patents.

Bayer shall have the right upon at least 90 days’ prior written notice to Trius, on a country-by-country basis in the Bayer Territory, to assume primary responsibility for the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of Trius Patents in any country of the Bayer Territory, at Bayer’s sole cost and expense and by outside patent counsel selected by Bayer and reasonably acceptable to Trius. If Bayer exercises such right with respect to Trius Patents in any country of the Bayer Territory, Bayer shall keep Trius reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of such Trius Patents in such country, and shall consult with, and consider in good faith the requests and suggestions of, Trius with respect thereto. In the event that Bayer desires to abandon or cease prosecution or maintenance of any such Trius Patent, Bayer shall provide reasonable prior written notice to Trius of such intention to abandon (which notice shall, to the extent possible, be given no later than 60 days prior to the next deadline for any action that must be taken with respect to any such Trius Patent in the relevant patent office). In such case, at Trius’ sole discretion, upon written notice to Bayer, Trius may elect to continue prosecution and/or maintenance of any such Trius Patent, in which event the foregoing provisions of this Section 7.2(a) regarding prosecution and maintenance of Trius Patents in the Bayer Territory by Trius shall again apply.

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(b) Joint Patents. Trius shall have the first right, but not the obligation, to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Joint Patents in the Trius Territory, at its sole cost and expense and by counsel of its own choice. Bayer shall have the first right, but not the obligation, to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Joint Patents in the Bayer Territory, at its sole cost and expense and by counsel of its own choice. Each party shall keep the other party reasonably informed of progress with regard to the preparation, filing, prosecution and maintenance of Joint Patents for which such party (the “Responsible Party”) is responsible, and shall consult with, and consider in good faith the requests and suggestions of, the other party with respect to strategies for filing and prosecuting Joint Patents worldwide. In the event that the Responsible Party desires to abandon or cease prosecution or maintenance of any Joint Patent in any country, the Responsible Party shall provide reasonable prior written notice to the other party of such intention to abandon (which notice shall, to the extent possible, be given no later than 60 days prior to the next deadline for any action that must be taken with respect to any such Joint Patent in the relevant patent office). In such case, at the other party’s sole discretion, upon written notice to the Responsible Party from the other party, the other party may elect to continue prosecution and/or maintenance of any such Joint Patent, at its sole cost and expense and by counsel of its own choice.

(c) Bayer Patents. Bayer shall have the sole right, but not the obligation, to control and manage the preparation, filing, prosecution (including any interferences, reissue proceedings and reexaminations) and maintenance of all Bayer Patents in the Bayer Territory and in the Trius Territory, at its sole cost and expense and by counsel of its own choice. Bayer shall keep Trius reasonably informed of the status of filing, prosecution and maintenance of the Bayer Patents in the Trius Territory, including, without limitation, by providing Trius with copies of all significant communications received from or filed in patent office(s) in the Trius Territory with respect to Bayer Patents.

7.3 Cooperation of the Parties. Each party agrees to cooperate fully in the preparation, filing, prosecution and maintenance of Patents under Section 7.2 and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect thereto respectively at its own costs. Such cooperation includes, but is not limited to: (a) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to effectuate the ownership of Inventions set forth in Section 7.1, and Patents claiming or disclosing such Inventions, and to enable the other party to apply for and to prosecute patent applications in any country as permitted by Section 7.2; and (b) promptly informing the other party of any matters coming to such party’s attention that may affect the preparation, filing, prosecution or maintenance of any such patent applications.

7.4 Infringement by Third Parties.

(a) Notice. In the event that either Trius or Bayer becomes aware of any infringement or threatened infringement by a Third Party of any Trius Patents, Bayer Patents or Joint Patents, it shall notify the other party in writing to that effect.

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(b) Trius Patents.

(i) Subject to the rights of Dong-A under the Dong-A Agreement, Bayer shall have the first right, but not the obligation, to bring and control any action or proceeding against a Third Party with respect to infringement of any Trius Patent in the Field in the Bayer Territory, at its own expense and by counsel of its own choice, and Trius shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. If Bayer fails to bring any such action or proceeding within (A) 120 days following the notice of alleged infringement, or (B) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then Trius shall have the right to bring and control any such action, at its own expense and by counsel of its own choice, and Bayer shall have the right, but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) Trius shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Trius Patent: (A) in the Bayer Territory with respect to any infringing activity that is outside the Field; and (B) in the Trius Territory; in each case, at its own expense and by counsel of its own choice.

(c) Joint Patents.

(i) Bayer shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Joint Patent in the Field in the Bayer Territory, at its own expense and by counsel of its own choice, and Trius shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Trius shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of any Joint Patent in the Field in the Trius Territory, at its own expense and by counsel of its own choice, and Bayer shall have the right, but not the obligation, at its own expense, to be represented in any such action by counsel of its own choice. If the party with the first right to bring and control any such action or proceeding fails to do so within (A) 120 days following the notice of alleged infringement, or (B) 30 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, then the other party shall have the right, but not the obligation, to bring and control any such action, at its own expense and by counsel of its own choice, and the first party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(ii) With respect to any infringement of a Joint Patent by infringing activity other than that described in Section 7.4(c)(i), the parties shall mutually agree on a case-by-case basis whether to initiate and prosecute any legal action to enforce any such Joint Patent and, if the parties agree to initiate and prosecute any such action, which party will be responsible for initiating and prosecuting such action, and how costs and recoveries will be allocated between the parties.

(d) Bayer Patents. Bayer shall have the sole right, but not the obligation, to bring and control any action or proceeding against a Third Party with respect to infringement of

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any Bayer Patent in the Bayer Territory or in the Trius Territory, at its own expense and by counsel of its own choice.

(e) Cooperation; Award. In the event a party brings an infringement action in accordance with this Section 7.4, the other party shall cooperate fully, including, if required to bring such action, the furnishing of a power of attorney or being named as a party. Neither party shall enter into any settlement or compromise of any action under this Section 7.4 which would in any manner alter, diminish, or be in derogation of the other party’s rights under this Agreement without the prior written consent of such other party, which, except in the case of Trius Patents owned by Dong-A, shall not be unreasonably withheld. Except as otherwise agreed by the parties in connection with a cost-sharing arrangement, any recovery realized by a party as a result of any action or proceeding pursuant to this Section 7.4, whether by way of settlement or otherwise, shall be retained by the party that brought and controlled such action for purposes of this Agreement; provided, however, that each party shall be reimbursed for any of its litigation expenses and any recovery realized by Bayer as a result of any action pursuant to Section 7.4(b) or Section 7.4(c) (after reimbursement of the parties’ litigation expenses) […***…].

7.5 Infringement of Third Party Rights. Each party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the parties pursuant to this Agreement infringes or may infringe the intellectual property rights of such Third Party. Trius shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Trius’ activities at its own expense and by counsel of its own choice, and Bayer shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Bayer shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Bayer’s activities at its own expense and by counsel of its own choice, and Trius shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. Neither party shall have the right to settle any patent infringement litigation under this Section 7.5 in a manner that diminishes the rights or interests of the other party without the written consent of such other party (which shall not be unreasonably withheld); provided, however, that Bayer shall have the right to obtain a license under the Third Party’s Patents in connection with settlement of any alleged infringement claim pursuant to this Section 7.5, and shall be entitled to deduct royalties paid to such Third Party to the extent Section 5.5 sentence 2 applies.

7.6 Trademarks.

(a) The parties shall, via the JSC or JPT or any joint commercial sub-team, as applicable, closely coordinate with respect to the selection and use of the Product Marks in the parties’ respective territories.

(b) Trius shall have the sole right to select the Trius Product Marks and shall own and retain all right, title and interest in and to such Trius Product Marks, and all goodwill associated with or attached to the Trius Product Marks arising out of the use thereof by Trius, its Affiliates and Third Party licensees shall inure to the benefit of Trius. Only Trius will be

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authorized to initiate at its own discretion legal proceedings against any infringement or threatened infringement of the Trius Product Marks.

(c) Trius shall be responsible for the registration, hosting, maintenance and defense of the Trius Domain Names. For the avoidance of doubts, Trius is allowed to register such Domain Names in its own name, to host on its servers, maintain and defend these Domain Names and use them for websites.

(d) Bayer shall have the sole right to select the Bayer Product Marks and shall own and retain all right, title and interest in and to the Bayer Product Marks, and all goodwill associated with or attached to the Bayer Product Marks arising out of the use thereof by Bayer, its Affiliates and Sublicensees shall inure to the benefit of Bayer. Only Bayer will be authorized to initiate at its own discretion legal proceedings against any infringement or threatened infringement of the Bayer Product Marks.

(e) Bayer shall be responsible for the registration, hosting, maintenance and defense of the Bayer Domain Names. For the avoidance of doubts, Bayer is allowed to register such Domain Names in its own name, to host on its servers, maintain and defend these Domain Names and use them for websites.

(f) The parties recognize the exclusive ownership of each other party’s Product Mark, logotype or trade dress furnished by such party (e.g., the name “Bayer” and the “Bayer Cross”) for use in connection with the marketing, sale or distribution of the Product as defined in this Agreement. The parties shall not, either while this Agreement is in effect, or at any time thereafter, register, use or challenge or assist others to challenge the Product Mark, logotype and trade dress furnished by each party for use in connection with the marketing of the products as defined in this Agreement or attempt to obtain any right in or to any such name, logotype, trademarks or trade dress confusingly similar for the marketing of the products as defined in this Agreement or any other goods and products, notwithstanding that such goods or products have a different use or are dissimilar to the products as defined in this Agreement.

(g) If the parties wish to use the same or similar Product Mark in the Trius Territory and the Bayer Territory, any such use shall be on terms and conditions to be mutually agreed by the parties in writing.

8.	REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or

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regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.2 Trius Representations and Warranties. Trius represents and warrants to Bayer that, as of the Effective Date:

(a) Trius has not granted to any Third Party any license or other right with respect to Compound, Products or Trius Technology that conflicts with the rights granted to Bayer herein;

(b) other than the Dong-A Agreement, there are no agreements in effect as of the Effective Date between Trius and a Third Party under which rights with respect to the Trius Technology are being licensed to Trius;

(c) Trius is the sole and exclusive owner of all right, title and interest in and to the Trius Patents in existence on the Effective Date, other than the Trius Patents licensed to Trius pursuant to the Dong-A Agreement, […***…], and Trius has the right to license the Trius Patents to Bayer as contemplated by this Agreement;

(d) to the knowledge of Trius, […***…];

(e) to the knowledge of Trius, the pending applications within the Trius Patents in existence on the Effective Date (excluding any such application identified in Exhibit C as having been cancelled, withdrawn or abandoned prior to the Effective Date) are […***…], and the issued and unexpired patents within the Trius Patents existing on the Effective Date (excluding any such patent identified in Exhibit C as having been abandoned or held unenforceable, unpatentable or invalid prior to the Effective Date) have been […***…], and all applicable fees have been paid on or before the due date for payment;

(f) to the knowledge of Trius, no reexamination, interference, invalidity, opposition, nullity or similar claim or proceeding is pending or threatened with respect to any Trius Patent;

(g) Trius has the right to license and disclose the Trius Know-How to Bayer as contemplated by this Agreement;

(h) Exhibit C attached hereto accurately and completely identifies all Trius Patents as of the Effective Date;

(i) Trius […***…];

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(j) to the knowledge of Trius, […***…];

(k) Trius is not a party to any legal action, suit or proceeding relating to the Trius Technology or any Compound or Product, nor has Trius received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(l) […***…];

(m) to Trius’ knowledge, […***…]; and

(n) the Dong-A Agreement is effective and has not been terminated by either party to it, and neither Trius nor Dong-A has threatened to terminate the Dong-A Agreement.

During the Term, Trius shall not grant any Third Party any license, right or interest in any of the Trius Patents or its portion in the Joint Patents relating to the Bayer Territory in derogation of the licenses and rights granted to Bayer hereunder, or otherwise encumber any Trius Patent or its portion in the Joint Patents relating to the Bayer Territory in derogation of the licenses and rights granted to Bayer hereunder. […***…]

8.3 Disclaimer. Except as expressly set forth herein, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS,” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES.

8.4 Limitation of Liability. Except in the case of material breach of Article 9, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR PUNITIVE DAMAGES OR ANY LOST PROFITS, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER; provided, however, that this limitation of liability shall not apply to the extent that it would be invalid by the applicable law and this Section 8.4 shall not be construed to limit either party’s indemnification obligations under Article 11.

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9.	CONFIDENTIALITY

9.1 Confidential Information. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the parties, each party agrees that, during the Term and for five years thereafter, such party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose, other than as expressly provided for in this Agreement, any Information furnished to it by or on behalf of the other party (the “Disclosing Party”) and/or any results of the development and other work pursuant to this Agreement (collectively, “Confidential Information”). The Receiving Party may use such Confidential Information only to the extent required to accomplish the purposes of this Agreement. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own to ensure that its, and its Affiliates’, employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information.

9.2 Exceptions. Confidential Information shall not include any information which the Receiving Party can prove by competent evidence: (a) is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party, generally known or available; (b) is known by the Receiving Party and/or any of its Affiliates at the time of receiving such information, as evidenced by its records; (c) is hereafter furnished to the Receiving Party and/or any of its Affiliates by a Third Party, as a matter of right and without restriction on disclosure; or (d) is independently discovered or developed by the Receiving Party and/or any of its Affiliates, without the use of Confidential Information of the Disclosing Party.

9.3 Authorized Disclosure. Each party may disclose Confidential Information of the other party as expressly permitted by this Agreement, or if and to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting Patents as permitted by this Agreement;

(b) enforcing such party’s rights under this Agreement;

(c) prosecuting or defending litigation as permitted by this Agreement;

(d) complying with applicable court orders or governmental regulations;

(e) in the case of Trius, disclosure to Dong-A as necessary for compliance with the Dong-A Agreement;

(f) disclosure to Affiliates, licensees and Sublicensees, potential licensees and Sublicensees, contractors, employees and consultants who need to know such information for the development, manufacture and commercialization of Products in accordance with this Agreement, on the condition that any such Third Parties agree to be bound by confidentiality and non-use obligations that are no less stringent than the terms of this Agreement; and

38.

(g) disclosure to Third Parties in connection with due diligence or similar investigations by such Third Parties, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Third Party agrees to be bound by reasonable obligations of confidentiality and non-use.

Notwithstanding the foregoing, in the event a party is required to make a disclosure of the other party’s Confidential Information pursuant to Section 9.3(c) or Section 9.3(d), it shall, except where impracticable, give reasonable advance notice to the other party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.

9.4 Confidentiality of this Agreement. Except as otherwise provided in this Article 9, each party agrees not to disclose to any Third Party the terms of this Agreement without the prior written consent of the other party hereto, except that each party may disclose the terms of this Agreement that are otherwise made public as contemplated by Section 9.5 or to the extent such disclosure is permitted under Section 9.3.

9.5 Public Announcements.

(a) No later than the Business Day immediately following the Effective Date, the parties shall each issue a press release announcing the execution of this Agreement in the form attached hereto as Exhibit F. It is further acknowledged that each party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. The parties agree that any such subsequent press releases shall be subject to the other party’s prior consent and that the parties shall consult with each other reasonably and in good faith with respect to the text and timing of subsequent press releases prior to the issuance thereof, provided that a party may not unreasonably withhold consent to such releases, and that either party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with applicable law (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”)) or with the requirements of any stock exchange on which securities issued by a party or its Affiliates are traded. In the event of a required public announcement, to the extent practicable under the circumstances, the party making such announcement shall use Commercially Reasonable Efforts to provide the other party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other party a reasonable opportunity to review and comment upon the proposed text. Each party may make public statements regarding this Agreement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other party pursuant to this Section 9.5 or permitted by Section 9.3 and does not reveal non-public information about the other party.

(b) The parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC or other governmental agency or any stock exchange on which securities issued by a

39.

party or its Affiliate are traded, and each party shall use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each party shall ultimately retain control over what information to disclose to the SEC or any stock exchange or other governmental agency, as the case may be, and provided further that the parties shall use their reasonable efforts to file redacted versions with any governmental agencies which are consistent with redacted versions previously filed with any other governmental agencies. Other than such obligation, neither party (or its Affiliates) shall be obligated to consult with or obtain approval from the other party with respect to any filings to the SEC or any stock exchange or other governmental agency.

9.6 Publication. Each party to this Agreement recognizes that the publication of papers regarding results of research and development of Compound and Product, including oral presentations and abstracts, may be beneficial to both parties provided such publications are subject to reasonable controls to protect Confidential Information and to preserve patentability of inventions. Accordingly, a party shall have the right to review and comment on any material proposed for publication or public presentation by the other party, such as by oral presentation, manuscript or abstract, which includes Data generated from research and development of Compound and Product and/or includes Confidential Information of the other party. Before any such material is submitted for publication, the party proposing publication shall deliver a complete copy to the other party at least 45 days prior to submitting the material to a publisher or initiating any other disclosure. Such other party shall review any such material and give its comments to the party proposing publication within 30 days of the delivery of such material to such other party. With respect to oral presentation materials and abstracts, such other party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the party proposing publication with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the non-publishing party. The publishing party shall comply with the other party’s request to delete references to the other party’s Confidential Information in any such material and agrees to delay any submission for publication or other public disclosure for a period of up to an additional 90 days for the purpose of preparing and filing appropriate patent applications.

9.7 Prior Non-Disclosure Agreements. As of the Effective Date, the terms of this Article 9 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the parties (or their Affiliates) dealing with the subject of this Agreement. Any information disclosed under such prior agreements shall be deemed disclosed under this Agreement.

10.	TERM AND TERMINATION

10.1 Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and, unless earlier terminated pursuant to this Article 10, continue until the final cessation of all development, manufacturing and commercialization activities relating to Compound and Product by Bayer and its Affiliates and Sublicensees at any time after expiration of the last-to-expire of all royalty payment obligations of Bayer hereunder.

40.

10.2 Termination.

(a) Material Breach. A party shall have the right to terminate this Agreement before the end of the Term upon written notice to the other party if such other party is in material breach of this Agreement and has not cured such breach within 90 days (or 30 days with respect to any payment breach) after notice from the terminating party requesting cure of the breach. Any such termination shall become effective at the end of such 90-day (or 30-day with respect to any payment breach) period unless the breaching party has cured such breach prior to the end of such period. […***…]

(b) […***…]

(c) Bayer Termination At Will. Bayer shall have the right to terminate this Agreement with immediate effect in its entirety upon written notice to Trius given within 30 days after: (i) determination regarding the Trius 112 Trial and/or the Trius 113 Trial that such trial has not been completed successfully (primary FDA efficacy endpoint and safety outcome as described for the Trius 112 Trial in Section 5.2(a) above), or (ii) becoming aware of any material toxicity and/or material drug safety event or issue concerning Compound and/or Product. Bayer shall also have the right to terminate this Agreement […***…].

41.	*** Confidential Treatment Requested

Furthermore, Bayer shall have the right to terminate this Agreement in its entirety, or on a country-by-country basis in the Bayer Territory, for any reason or no reason: (i) prior to the second anniversary of the Effective Date, upon at least six (6) months’ prior written notice to Trius, and (ii) after the second anniversary of the Effective Date, upon at least ninety (90) days’ prior written notice to Trius.

In the event of Bayer’s termination of this Agreement in its entirety or in any country pursuant to this Section 10.2(c) prior to completion of all Global Development Plan activities, Bayer shall be responsible for applicable fees and costs that are incurred in accordance with the Global Development Plan during the applicable notice period.

10.3 Effect of Expiration or Termination.

(a) Expiration. Upon expiration (but not earlier termination) of this Agreement, the License shall survive on a fully paid, royalty free, irrevocable, perpetual basis, and all other rights and obligations of the parties under this Agreement shall terminate, except as provided elsewhere in this Section 10.3 or in Section 10.4.

(b) Any Termination. Upon any termination of this Agreement, the License shall automatically terminate and revert to Trius, and all other rights and obligations of the parties under this Agreement shall terminate, except as provided elsewhere in this Section 10.3 or in Section 10.4.

(c) Termination Other Than For Trius Breach. Solely in the event of termination of this Agreement by Trius pursuant to Section 10.2(a) or Section 10.2(b), or termination of this Agreement by Bayer pursuant to Section 10.2(c), the following provisions shall apply:

(i) […***…]

(ii) […***…]

42.	*** Confidential Treatment Requested

[…***…]

(iii) Bayer shall, as directed by Trius, either wind-down any ongoing development activities with respect to Compound and Product in the Bayer Territory in an orderly fashion or promptly transition such development activities to Trius or its designee, with due regard for patient safety and in compliance with all applicable laws, rules and regulations and international guidelines.

(iv) Trius shall have the right, but not the obligation, to purchase from Bayer any or all usable clinical and/or commercial inventory of Compound and Product in Bayer’s or its Affiliates’ possession as of the date of termination. Clinical and commercial inventory shall be provided at a transfer price […***…].

(v) If Bayer was, prior to termination, manufacturing, or having manufactured on its behalf, any clinical or commercial quantities of Compound or Product for use or distribution in the Bayer Territory, then at Trius’ request, until the earlier of (A) such time as Trius has secured another source of Compound or Product that is able to meet Trius’ Compound and Product quality and quantity requirements in the Bayer Territory, and (B) […***…] after such termination, Bayer shall use Commercially Reasonable Efforts to supply, or cause to be supplied, to Trius such quantities of Compound or Product as Trius may reasonably require for the development and commercialization of Compound and Products in the Field in the Bayer Territory; provided that Trius shall use Commercially Reasonable Efforts to secure another source of supply of such Compound and Product as soon as reasonably practicable. Clinical and commercial material supplied pursuant to this Section 10.3(c)(v) shall be provided at a transfer price […***…].

10.4 Accrued Obligations; Survival. Neither expiration nor any termination of this Agreement shall relieve either party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement; provided, however, that the use by either party of a termination right provided for under the Agreement shall not give rise to the payment of damages or any other form of compensation or relief to the other party with respect thereto. In addition, the parties’ rights and obligations under Sections 2.7, 6.5, 7.1, 7.6(f), 8.4, 9.1, 9.2, 9.3, 9.4, 9.7, 10.3, 10.4, 10.5, 13.2, 13.3, 13.4, 13.5, 13.6, 13.7, 13.8, 13.9, 13.10, 13.11 and Articles 8, 11 and 12 of this Agreement shall survive expiration or any termination of this Agreement. In addition, if this Agreement is terminated before expiration of the Standstill Period, Section 13.1 shall survive such termination until […***…].

43.	*** Confidential Treatment Requested

10.5 Rights Upon Bankruptcy. All rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11 of the United States Code and other similar laws in any jurisdiction outside the U.S. (collectively, the “Bankruptcy Laws”), licenses of rights to be “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such party (in any capacity, including debtor-in-possession) and its successors and assigns (including a trustee) shall perform all of the obligations provided in this Agreement to be performed by such party. If a case is commenced during the Term by or against a party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its successors and assigns (including a Title 11 trustee), shall provide to the other party copies of all Information necessary for such other party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other party’s written request therefor. All rights, powers and remedies of the non-bankrupt party as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Laws) in the event of the commencement of a case by or against a party under the Bankruptcy Laws.

11.	INDEMNIFICATION

11.1 Indemnification by Bayer. Bayer hereby agrees to save, defend, indemnify and hold harmless Trius, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Trius Indemnitees”), from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expense and attorneys’ fees (“Losses”), to which any Trius Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the development, manufacture, use, handling, storage, sale or other disposition of Compound or Product by or on behalf of Bayer or any of its Affiliates or Sublicensees; (b) the gross negligence or willful misconduct of any Bayer Indemnitee (defined below); or (c) the breach by Bayer of any warranty, representation, covenant or agreement made by it in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or willful misconduct of any Trius Indemnitee or the breach by Trius of any warranty, representation, covenant or agreement made by it in this Agreement.

11.2 Indemnification by Trius. Trius hereby agrees to save, defend, indemnify and hold harmless Bayer, its Affiliates and their respective officers, directors, employees, consultants and agents (the “Bayer Indemnitees”), from and against any and all Losses to which any Bayer Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise directly or indirectly out of: (a) the development, manufacture, use, handling, storage, sale or other disposition of Compound or Product by or on behalf of Trius or any of its Affiliates or licensees (excluding Bayer, its Affiliates and Sublicensees); (b) the gross negligence or willful misconduct of any Trius Indemnitee; or (c) the breach by Trius of any warranty, representation, covenant or agreement made by it in this Agreement; except, in each case, to the extent such Losses result from the gross negligence or

44.

willful misconduct of any Bayer Indemnitee or the breach by Bayer of any warranty, representation, covenant or agreement made by it in this Agreement.

11.3 Procedure. In the event a party seeks indemnification under Section 11.1 or 11.2, it shall inform the other party (the “Indemnifying Party”) of a claim as soon as reasonably practicable after such party (the “Indemnified Party”) receives notice of the claim (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of a claim as provided in this Section 11.3 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give notice), shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim. The Indemnified Party shall not agree to any settlement of such action, suit, proceeding or claim without the prior written consent of the Indemnifying Party. The Indemnifying Party shall not agree to any settlement of such action, suit, proceeding or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto, that imposes any liability or obligation on the Indemnified Party or that acknowledges fault by the Indemnified Party; in each case, without the prior written consent of the Indemnified Party.

11.4 Insurance. Each party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with industry standards during the Term, as reasonably possible. Each party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other party upon request (if any).

12.	DISPUTE RESOLUTION

12.1 Dispute Resolution. Except as expressly set forth in Article 3 or in any provision of Article 4 that gives a party decision-making authority with respect to Global Development Plan or Bayer Development Plan matters, any dispute arising under or relating to the parties’ rights and obligations under this Agreement shall be referred to the Chief Executive Officer of Trius and the Chief Executive Officer of Bayer for resolution. In the event such individuals are unable to resolve such dispute within 30 days of such dispute being referred to them, then, upon the written request of either party to the other party, the dispute shall be subject to arbitration in accordance with Section 12.2, except as set forth in Section 12.3 below.

12.2 Arbitration.

(a) Claims. Subject to Section 12.3 below, any claim, dispute, or controversy of whatever nature arising out of or relating to this Agreement that is not resolved under Section 12.1 within the required 30-day period, including, without limitation, any action or claim based on tort, contract, or statute, or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (“Claim”), shall be resolved by final and binding arbitration administered by JAMS (the “Administrator”) in accordance with its then-effective Comprehensive Arbitration Rules and Procedures (the “Rules”), except to the extent any such Rule conflicts with the express provisions of this Section 12.2. The arbitration shall be

45.

conducted by three (3) neutral arbitrators. Each party shall appoint one arbitrator, and the two so-appointed arbitrators shall jointly nominate the third arbitrator who shall become the chairman. If such nomination of the chairman did not take place within 30 days from the nomination of the last co-arbitrator, the chairman shall be selected in accordance with the Rules. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York, New York, USA.

(b) Discovery. Within 45 days after selection of the Arbitrators, the Arbitrators shall conduct the Preliminary Conference. In addressing any of the subjects within the scope of the Preliminary Conference, the Arbitrators shall take into account both the needs of the parties for an understanding of any legitimate issue raised in the Arbitration and the desirability of making discovery efficient and cost-effective. In that regard, the parties agree to the application of the E-Discovery procedures set forth in Rule 16.2(c) of JAMS’ Expedited Procedures. In addition, each party shall have the right to take up to 40 hours of deposition testimony, including expert deposition testimony. The parties agree that the Arbitrators shall set a discovery cutoff not to exceed 90 (rather than 75) calendar days after the Preliminary Conference for percipient discovery and not to exceed 120 (rather than 105) calendar days after the Preliminary Conference for expert discovery. These dates may be extended by the Arbitrators for good cause shown.

(c) Arbitrators’ Award.

(i) The arbitrators’ award shall include a written statement describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall, in rendering their decision, apply the substantive laws of the State of New York, without giving effect to its conflicts of laws principles, and without giving effect to any rules or laws relating to arbitration. The arbitrators’ authority to award special, incidental, consequential, indirect or punitive damages or any lost profits shall be subject to the limitation set forth in Section 8.4. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction.

(ii) […***…]

(d) Costs. Each party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of

46.	*** Confidential Treatment Requested

the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the Administrator and the arbitrators.

12.3 Court Actions. Nothing contained in this Agreement shall deny either party the right to seek injunctive relief from a court of competent jurisdiction in the context of a bona fide emergency or prospective irreparable harm, and such an action may be filed and maintained notwithstanding any ongoing discussions between the parties or any ongoing arbitration proceeding. In addition, either party may bring an action in any court of competent jurisdiction to resolve disputes solely pertaining to the validity, construction, scope, enforceability, infringement or other violations of Patents or other intellectual property rights, and no such claim shall be subject to arbitration pursuant to Section 12.2.

13.	MISCELLANEOUS

13.1 Standstill. Bayer hereby agrees that, until […***…] (the “Standstill Period”), it will not directly or indirectly (including through any Affiliate) acquire beneficial ownership of any equity securities of Trius or securities convertible into or exchangeable for such equity securities, or rights or options to purchase such securities, or acquire the right to control directly or indirectly voting with respect to any other voting securities of Trius, without the prior written consent of Trius, if the effect of such acquisition would be to entitle Bayer to cast directly or indirectly […***…] or more of the voting power in any election of directors of Trius. […***…]. Bayer will not be deemed to have breached this Section 13.1 by reason of (a) Bayer’s acquisition of or merger with a Third Party that already owns such securities, rights or options or (b) an acquisition of or merger with Bayer by a Third Party that already owns such securities, rights or options. In such event, however, this Section 13.1 shall still apply to activities by Bayer and its Affiliates after such event.

[…***…]

[…***…]

47.	*** Confidential Treatment Requested

[…***…]

13.2 Governing Law. This Agreement and any disputes, claims, or actions related thereto shall be governed by and construed in accordance with the laws of the State of New York, USA, without regard to the conflicts of law provisions thereof.

13.3 Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, together with that certain letter agreement between the parties dated as of the Effective Date (the “Letter Agreement”), is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein, except for the Letter Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

13.4 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

13.5 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

13.6 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business of such party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of a transaction (whether this Agreement is actually assigned or is assumed by the acquiring party by operation of law (e.g., in the context of a reverse triangular merger)):

(i) intellectual property rights of the acquiring party to such transaction (if other than one of the parties to this Agreement) shall not be included in the technology licensed hereunder or otherwise subject to this Agreement;

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(ii) […***…]; and

(iii) […***…]; or

(b) to an Affiliate, provided that the assigning party shall remain liable and responsible to the non-assigning party hereto for the performance and observance of all such duties and obligations by such Affiliate.

The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties, and the name of a party appearing herein shall be deemed to include the name of such party’s successors and permitted assigns to the extent necessary to carry out the intent of this section. Any assignment not in accordance with this Agreement shall be void.

13.7 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

13.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

13.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, the date of delivery set forth in the

49.	*** Confidential Treatment Requested

return receipt; or (c) if delivered by express courier, the date of recipient’s signature acknowledging receipt from such courier.

If to Trius:	Trius Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite 105
San Diego, CA 92121
USA
Attention: Chief Executive Officer
Facsimile: +1 (858) 677-9975

With a copy to:	Trius Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite 105
San Diego, CA 92121
USA
Attention: Chief Financial Officer
Facsimile: +1 (858) 677-9975

If to Bayer:	Bayer Pharma AG
Muellerstrasse 178
D-13353 Berlin
Germany
Attention: Head Business Unit General Medicine
Facsimile: +49 30 468 95415

With a copy to:	Bayer Pharma AG
Muellerstrasse 178
D-13353 Berlin
Germany
Attention: Head of Law & Patents
Facsimile: +49 30 468 14086

13.10 Force Majeure. Each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

13.11 Interpretation. The headings of clauses contained in this Agreement preceding the text of the sections, subsections and paragraphs hereof are inserted solely for convenience

50.

and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction. All references in this Agreement to the singular shall include the plural where applicable. Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection. All references to days in this Agreement shall mean calendar days, unless otherwise specified. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist. This Agreement has been prepared in the English language and the English language shall control its interpretation. In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral or other communications between the parties regarding this Agreement shall be in the English language.

13.12 Counterparts. This Agreement may be executed in counterparts, including by transmission of facsimile or PDF copies of signature pages to the parties or their representative legal counsel, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[Remainder of this page intentionally left blank.]

51.

IN WITNESS WHEREOF, the parties hereto have duly executed this COLLABORATION AND LICENSE AGREEMENT as of the Effective Date.

TRIUS THERAPEUTICS, INC.	BAYER PHARMA AG

By: /s/ Jeffrey Stein	By: /s/ Manfred Vehreschild

Name: Jeffrey Stein	Name: Manfred Vehreschild

Title: CEO	Title: CFO, Member of the Board of Management

By: /s/ Flemming Ornskov

Name: Flemming Ornskov

Title: CMO, GM, Strategic Marketing

EXHIBIT A

BAYER FTE RATES

[…***…]

*** Confidential Treatment Requested

EXHIBIT B

BAYER TERRITORY

Asia-Pacific	Latin America	Other Countries

Afghanistan

Australia

Bangladesh

Brunei Daresalaam

Cambodia

China (includes Hong Kong)

Fiji Islands

India

Indonesia

Japan

Malaysia

Maldive Islands

Myanmar (Burma)

Nepal

New Zealand

Pakistan

People’s Dem. Republic of Laos

Philippines

Singapore

Sri Lanka

Taiwan

Thailand

Vietnam

Argentina

Aruba

Bahamas

Barbados

Belize

Bermuda

Bolivia

Brazil

Chile

Colombia

Costa Rica

Cuba

Curacao

Dominicana

Ecuador

El Salvador

Grand Cayman Islands

Guatemala

Guyana

Honduras

Jamaica

Mexico

Nicaragua

Panama

Paraguay

Peru

Trinidad & Tobago

Uruguay

Venezuela

Algeria

Angola

Azerbaijan

Bahrain

Belarus

Cameroon

Cape Verde

Congo

Egypt

Ethiopia

Georgia

Ghana

Iran

Iraq

Ivory Coast/Cote d’Ivoire

Jordan

Kazakhstan

Kenya

Kingdom of Saudi Arabia

Kuwait

Lebanon

Libya

Mauritius

Morocco

Mozambique

Nigeria

Oman

Qatar

Russia

Senegal

Syria

Tanzania

Tunisia

United Arab Emirates

Uganda

Ukraine

Uzbekistan

Yemen

EXHIBIT C

TRIUS PATENTS

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C-1.	*** Confidential Treatment Requested

EXHIBIT D

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*** Confidential Treatment Requested

EXHIBIT E

CORNERSTONES OF MANUFACTURING AND SUPPLY AGREEMENT

The manufacturing and supply agreement between Trius and Bayer (“MSA”) or the commercial quality assurance agreement (“QAA”), as applicable, to be entered into within six months after the Effective Date pursuant to Section 4.9, shall include the following terms:

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EXHIBIT F

TRIUS PRESS RELEASE AND BAYER PRESS RELEASE

[TRIUS LOGO]

TRIUS THERAPEUTICS AND BAYER FORM STRATEGIC COLLABORATION

TO DEVELOP AND COMMERCIALIZE TOREZOLID PHOSPHATE IN ASIA-

PACIFIC AND EMERGING MARKETS

Trius to host a conference call today at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) to discuss this announcement

SAN DIEGO, July 27, 2011 (GLOBE NEWSWIRE) — Trius Therapeutics, Inc. (Nasdaq:TSRX) and Bayer Pharma AG today announced that they have signed an exclusive agreement to develop and commercialize Trius’ lead Phase 3 antibiotic, torezolid phosphate (torezolid), in China, Japan and all other countries in Asia, Africa, Latin America and the Middle East, excluding North and South Korea. Under the collaboration agreement Trius retains full development and commercialization rights outside the licensed territory including the United States, Canada and the European Union.

In exchange for development and commercialization rights in its licensed territory, Bayer will pay Trius $25 million upfront and will support approximately 25% of the future development costs of torezolid required for global approval in acute bacterial skin and skin structure infections (ABSSSI) and pneumonia. In addition, Trius is eligible to receive up to $69 million upon the achievement of certain development, regulatory and commercial milestones and will receive double-digit royalties on net sales of torezolid in the licensed territory.

“Bacterial infectious diseases represent one of the largest therapeutic areas in China and continue to grow rapidly there and in other emerging markets. This collaboration is a key element in our strategy of bringing innovative medicines to patients, especially in emerging markets,” said Dr. Jorg Reinhardt, Chairman of the Board of Management of Bayer HealthCare.

“Bayer’s commitment to the infectious disease area and their depth and breadth of experience in these markets makes them an ideal partner for Trius,” said Jeffrey Stein, Ph.D., President and CEO of Trius. “At the same time, consistent with our strategy, we have retained rights to the U.S. and E.U. markets where life-threatening infections from MRSA and other gram positive pathogens continue to be a significant concern.”

Conference Call

Trius will host a conference call today at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) to discuss this announcement. The conference call may be accessed by dialing (877) 845-0779 for domestic callers and (760) 298-5087 for international callers. Please specify to the operator that you would like to join the “Trius Collaboration Call.” The conference call will be webcast live under the Investors section of Trius’ website at http://investor.triusrx.com/, where it will be archived for 30 days following the call. Please connect to Trius’ website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

About Trius Therapeutics

Trius Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. The company’s lead investigational drug, torezolid phosphate, is an IV and orally administered second generation oxazolidinone in Phase 3 clinical development for the treatment of ABSSSI, the first such trial to be initiated under a Special Protocol Assessment (SPA). Trius holds an exclusive license to torezolid phosphate for territories outside of North and South Korea from Dong-A Pharmaceuticals. In addition to the company’s torezolid phosphate clinical program, it is currently conducting three preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by gram-negative bacteria. For more information, visit www.triusrx.com.

About Bayer HealthCare

The Bayer Group is a global enterprise with core competencies in the fields of health care, nutrition and high-tech materials. Bayer HealthCare, a subgroup of Bayer AG with annual sales of EUR 16.913 billion (2010), is one of the world’s leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen, Germany. The company combines the global activities of the Animal Health, Consumer Care, Medical Care and Pharmaceuticals divisions. Bayer HealthCare’s aim is to discover and manufacture products that will improve human and animal health worldwide. Bayer HealthCare has a global workforce of 55,700 employees (Dec 31, 2010) and is represented in more than 100 countries. Find more information at www.bayerhealthcare.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding potential future payments to Trius under the agreement with Bayer, the development of torezolid phosphate for additional indications, expected growth of antibiotics in certain markets and anticipated benefits of Trius’ strategic collaboration with Bayer. Risks that contribute to the uncertain nature of the forward-looking statements include: Trius’ ability to obtain additional financing; the success and timing of Trius’ preclinical studies and clinical trials; regulatory developments in the United States and foreign countries; the performance of third-party manufacturers; changes in Trius’ plans to develop and commercialize its product candidates; Trius’ ability to obtain and maintain intellectual property protection for its product candidates; and the loss of key scientific or management personnel. These and other risks and uncertainties are described more fully in Trius’ most recently filed SEC documents, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, including those factors discussed under the caption “Risk Factors” in such filings. All forward-looking statements contained in this press release speak only as of the date on which they were made. Trius undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

# # # #

Public Relations Contact:	Investor Relations Contact:
Jason Spark at Canale Communications, Inc.	Stefan Loren at Westwicke Partners, LLC
jason@canalecomm.com	sloren@westwicke.com
619-849-6005	443-213-0507

Transaction Advisor:
Burrill Merchant Banking

[BAYER LOGO]

News Release

Not intended for U.S. and UK media

Bayer and Trius Therapeutics to develop and commercialize new antibiotic for specific skin infections and pneumonia

Berlin, Germany, July 27, 2011 – Bayer HealthCare and Trius Therapeutics, Inc., San Diego, California, today announced that they have signed an exclusive agreement to develop and commercialize Trius’ lead antibiotic, torezolid phosphate (torezolid), in China, Japan and all other countries in Asia, Africa, Latin America and the Middle East, excluding North and South Korea. The companies agreed to collaborate on the development of the compound, which is already in Phase III clinical development in the US and the EU, in acute bacterial skin and skin structure infections (ABSSSI) and pneumonia caused by Gram-positive bacteria both globally and in the Bayer territory. Trius retains full development and commercialization rights for the United States, Canada and the European Union.

Bayer will pay Trius 25 million US Dollar upfront and will partly bear future development costs required for global approval in ABSSSI and pneumonia. In addition, Trius is eligible to receive up to 69 million US Dollar upon the achievement of certain development, regulatory and commercial milestones and will receive double-digit royalties on net sales of torezolid in the licensed territory.

“Bacterial infectious diseases represent one of the largest therapeutic areas in China and continue to grow rapidly there and in other emerging markets. This collaboration is a key element in our strategy of bringing innovative medicines to patients, especially in emerging markets”, said Dr. Jörg Reinhardt, Chairman of the Board of Management of Bayer HealthCare.

“Bayer’s commitment to the infectious disease area and their depth and breadth of experience in these markets makes them an ideal partner for Trius”, said Jeffrey Stein, Ph.D., President and CEO of Trius.

About Torezolid Phosphate (Torezolid)

Torezolid phosphate is an IV and orally administered second generation oxazolidinone in Phase III clinical development in the US and the EU for the treatment of acute bacterial skin and skin structure infections, the first such trial to be initiated under a Special Protocol Assessment (SPA).

Acute bacterial skin and skin structure infections (ABSSSI), a new FDA classification for complicated skin and skin structure infections (cSSSI), are a significant and growing problem throughout the world. ABSSSI are infections that involve deeper tissue or require surgical intervention (e.g. cellulitis, major cutaneous abscesses, and infected wounds) or are associated with a significant underlying disease (e.g. diabetes or systemic immunosuppression) that complicates response to therapy. A variety of pathogens may be identified in ABSSSI but the two most common Gram-positive pathogens are Staphylococcus aureus and Streptococcus pyogenes. The significant increase in the incidence of methicillin-resistant Staphylococcus aureus (MRSA) in community as well as hospital acquired infections has resulted in a need for therapy of ABSSSI that is effective against MRSA.

About Trius Therapeutics

Trius Therapeutics is a biopharmaceutical company focused on the discovery, development and commercialization of innovative antibiotics for life-threatening infections. Trius holds an exclusive license to torezolid phosphate for territories outside of North and South Korea from Dong-A Pharmaceuticals. In addition to the company’s torezolid phosphate clinical program, it is currently conducting three preclinical programs using its proprietary discovery platform to develop antibiotics to treat infections caused by Gram-negative bacteria. For more information, visit www.triusrx.com.

About Bayer HealthCare

The Bayer Group is a global enterprise with core competencies in the fields of health care, nutrition and high-tech materials. Bayer HealthCare, a subgroup of Bayer AG with annual sales of EUR 16.913 billion (2010), is one of the world’s leading, innovative companies in the healthcare and medical products industry and is based in Leverkusen, Germany. The company combines the global activities of the Animal Health, Consumer Care, Medical Care and Pharmaceuticals divisions. Bayer HealthCare’s aim is to discover and manufacture products that will improve human and animal health worldwide. Bayer HealthCare has a global workforce of 55,700 employees (Dec 31, 2010) and is represented in more than 100 countries. Find more information at www.bayerhealthcare.com.

Contact:

Astrid Kranz, Tel. +49 30 468-12057

E-Mail: astrid.kranz@bayer.com

Stephanie Prate, Tel. +49 30 468-196053

E-Mail: stephanie.prate@bayer.com

Find more information at www.bayerpharma.com.

sp      (2011-0392E)

Forward-Looking Statements

This release may contain forward-looking statements based on current assumptions and forecasts made by Bayer Group or subgroup management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments.

EXHIBIT G

DEFINITION OF COST OF GOODS SOLD

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EXHIBIT H

FORM OF INVOICE

Bayer Pharma AG
Financial Operations, Dieter Raida
c/o Euroservices Bayer GmbH
Building E 60, D-51368	SAMPLE - NOT TO BE PAID
Leverkusen, Germany

Re:	Collaboration and License Agreement dated July __, 2011 between Trius Therapeutics, Inc. and Bayer Pharma AG (the “Agreement”)
Invoice for Enabling Study Costs and Trius Global Development Costs

Invoice number:	2011-2 (sample)

Invoice date:	October 15, 2011

Invoicing party:	Trius Therapeutics, Inc.
6310 Nancy Ridge Drive, Suite 105
San Diego, CA 92121
USA

Period to which invoice applies: Quarter ended September 30, 2011

Reverse charge pursuant to Section 13b UStG applies.

Pursuant to Section 4.2 of the Agreement, for the period from the Effective Date (as defined in the Agreement) through September 30, 2011, an amount equal to the sum of: (i) 25% of the Enabling Study Costs incurred by Trius; and (ii) 25% of the Global Development Costs incurred by Trius, which sum is due to Trius by the later of November 30, 2011, and 45 days from Bayer’s receipt of this invoice.

Enabling Study and Global Development Costs to be paid by Bayer Pharma AG for the Quarter Ended September 30, 2011 are as follows (in US $):

	Enabling Study Costs	Global Development Costs	Total
Direct Labor	$	$	$
Direct Travel	$	$	$
Direct Material	$	$	$
Consultants	$	$	$
Outside Services	$	$	$
Other Direct Costs	$	$	$

Total	$	$	$

Total Amount Due: US $

Please wire funds on or before the due date as follows:

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TRIUS THERAPEUTICS, INC.

[Name]
[Title]

*** Confidential Treatment Requested